EXHIBIT 99.2

D.T.E. 04-70	January 21, 2005

Petition of Boston Edison Company and Commonwealth Electric Company d/b/a NSTAR Electric for Approvals Relating to the Issuance of Rate Reduction Bonds Pursuant to G.L. c. 164, § 1H.

APPEARANCES:		Robert N. Werlin, Esq.
John K. Habib, Esq.
Keegan, Werlin & Pabian, LLP
265 Franklin Street
Boston, MA 02110
FOR: BOSTON EDISON COMPANY
COMMONWEALTH ELECTRIC COMPANY
Petitioner

Thomas F. Reilly, Attorney General
	By:	Colleen McConnell
Joseph W. Rogers
Assistant Attorneys General
Office of the Attorney General
Utilities Division
One Ashburton Place
Boston, MA 02108
Intervenor

Mary Beth Gentleman, Esq.
Andrew D. Fagenholz, Esq.
Foley Hoag LLP
155 Seaport Boulevard
Boston, MA 02210
FOR: MASSPOWER
DARTMOUTH POWER ASSOCIATES LIMITED PARTNERSHIP
Intervenors

Maria J. Krokidas, Esq. Krokidas & Bluestein LLP 600 Atlantic Avenue Boston, MA 02110

FOR: MASSDEVELOPMENT
MASSACHUSETTS HEALTH AND EDUCATIONAL FACILITIES AUTHORITY
Intervenors

TABLE OF CONTENTS

I.	INTRODUCTION				Page 1

II.	PROCEDURAL HISTORY				Page 2

III.	STANDARD OF REVIEW				Page 3

IV.	NSTAR ELECTRIC’S SECURITIZATION PROPOSAL				Page 6

	A.	Introduction			Page 6

	B.	Mitigation of Transition Costs			Page 11

		1.	Introduction		Page 11

		2.	Positions of the Parties		Page 11

			a.	Attorney General	Page 11

			b.	Dartmouth Power	Page 12

			c.	The Companies	Page 13

		3.	Analysis and Findings		Page 14

	C.	Savings to Ratepayers			Page 16

		1.	Introduction		Page 16

		2.	Positions of the Parties		Page 16

			a.	Attorney General	Page 16

			b.	The Companies	Page 17

		3.	Analysis and Findings		Page 18

	D.	Order of Preference for Use of Proceeds			Page 21

		1.	Introduction		Page 21

		2.	Positions of the Parties		Page 21

			a.	Attorney General	Page 21

			b.	The Companies	Page 22

		3.	Analysis and Findings		Page 23

V.	AMOUNTS TO BE SECURITIZED				Page 24

	A.	Introduction			Page 24

	B.	Positions of the Parties			Page 25

		1.	Attorney General		Page 25

			a.	Dartmouth Agreement Termination Payment	Page 25

			b.	Commonwealth Deferral	Page 25

			c.	Transaction Costs	Page 27

			d.	Mitigation Incentive	Page 27

		2.	The Companies		Page 27

			a.	Dartmouth Agreement Termination Payment	Page 28

			b.	Commonwealth Deferral	Page 28

			c.	Transaction Costs	Page 30

			d.	Mitigation Incentive	Page 30

		3.	The Agencies		Page 30

	C.	Analysis and Findings			Page 31

		1.	PPA Buyout Amounts		Page 32

		2.	Commonwealth Deferral		Page 32

		3.	Transaction Costs		Page 34

		4.	Securitization of the Mitigation Incentive		Page 35

		5.	Conclusion		Page 36

VI.	PROPOSED FINANCING ORDER			Page 36

	A.	Introduction		Page 36

	B.	Positions of the Parties		Page 37

		1.	Attorney General	Page 37

		2.	The Agencies	Page 38

		3.	The Companies	Page 40

	C.	Analysis and Findings		Page 43

		1.	Issuance Advice Letter	Page 43

		2.	Provision of Additional Data Regarding the Bond Issuance	Page 43

		3.	Length of Bonds Term	Page 44

		4.	Conclusion	Page 45

VII.	EXEMPTIONS			Page 45

	A.	Exemption From the Competitive Bidding Requirements		Page 45

		1.	Introduction	Page 45

		2.	Standard of Review	Page 46

		3.	Analysis and Findings	Page 46

	B.	Exemption From G.L. c. 164, § 15A		Page 48

		1.	Introduction	Page 48

		2.	Standard of Review	Page 49

		3.	Analysis and Findings	Page 50

VIII.	ORDER			Page 51

D.T.E. 04-70	Page 1

I.	INTRODUCTION

On August 31, 2004, Boston Edison Company (“Boston Edison”) and Commonwealth Electric Company (“Commonwealth”) (jointly “Companies” or “NSTAR Electric”), filed with the Department of Telecommunications and Energy (“Department”) a petition for a financing order (“Financing Order”) approving the issuance of rate reduction bonds (“RRBs”), pursuant to G.L. c. 164, §§ 1G and 1H, and Boston Edison’s restructuring settlement and Commonwealth’s restructuring plan. The Companies propose to securitize1 through RRBs approximately $675 million of reimbursable transition costs, consisting of (i) the payments associated with the termination of their obligations under certain purchase power agreements (“PPAs”) between the Companies and MASSPOWER, and between Commonwealth and Dartmouth Power Associates Limited Partnership (“Dartmouth Power”) (“Dartmouth Agreement”), (ii) the recovery of transition costs deferred by Commonwealth pursuant to its restructuring plan (“Commonwealth Deferral”), (iii) transaction costs arising in connection with the issuance of the RRBs, and (iv) the provision of any required credit enhancement (Petition at 1-2). In addition, the Companies request that the Financing Order provide for (1) the establishment of a portion of the Companies’ transition charges as transition property from which the RRBs to be issued will be repaid; (2) the organization and capitalization of a special purpose entity (“SPE”) by each of the Companies to which the transition property of each of the Companies will be sold; (3) the servicing of the transition charges by each of

[1]	Securitization represents the process where RRBs are issued to investors in the form of investment security that has as its collateral the transition charge payable by utility ratepayers (Exh. NSTAR-EGO at 2-4).

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Boston Edison and Commonwealth; and (4) the granting of exemptions to the Companies to the competitive bid and par-value debt-issuance requirements of G.L. c. 164, §§ 15 and 15A (id.). The Department docketed this matter as D.T.E. 04-70.

The Companies estimate the initial principal amount of the RRBs to be issued will be approximately $675 million, subject to adjustment based on the timing of the closing of the PPA buyouts and of the RRB transaction (Exh. NSTAR-GOL at 8). The Companies state that the RRB transaction will result in savings for the Companies’ customers by reducing the net present value (“NPV”) of the future transition charge payments made by customers by $118 million2 (Exhs. NSTAR-GOL at 28; NSTAR-GOL-1; RR-DTE-2).

II.	PROCEDURAL HISTORY

Pursuant to notice duly issued, the Department conducted a public hearing and procedural conference on October 7, 2004. The Attorney General of the Commonwealth of Massachusetts (“Attorney General”) filed a notice of intervention as of right pursuant to G.L. c. 12, § 11E. The Hearing Officer granted the petitions to intervene of Dartmouth Power, MASSPOWER, and MassDevelopment and Massachusetts Health and Educational Facilities Authority (jointly, the “Agencies”). The Agencies filed comments on this matter (“Comments of the Agencies”) dated September 30, 2004).

[2]	The Companies initially projected ratepayer savings of $130 million (Exh. NSTAR–GOL at 28). However, the Companies later updated their savings analyses based on (1) updated fuel and energy projections in Boston Edison Company/Commonwealth Electric Company, D.T.E. 04-61 (2005) and Commonwealth Electric Company, D.T.E. 04-78 (2005), and (2) updated transaction costs for Commonwealth (Tr. 2, at 134–135). Based on the updated data, the Companies now estimate customer savings to be $118 million (RR–DTE-2).

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The Department conducted evidentiary hearings on December 1 and 2, 2004. The Companies sponsored the testimony of Geoffrey O. Lubbock, vice president, financial strategic planning and policy for NSTAR Electric and Gas Company, Emilie G. O’Neil, director of corporate finance and cash management for Boston Edison and Commonwealth, and John Fernando, senior vice president in Lehman Brothers’ asset backed securities group. On December 10, 2004, the Companies, the Attorney General, and the Agencies filed initial briefs. On December 17, 2004, the Companies and the Agencies filed reply briefs, and the Attorney General and Dartmouth Power filed letters in response to initial briefs. The evidentiary record consists of 38 exhibits and the Companies’ responses to ten record requests.

III.	STANDARD OF REVIEW

The Legislature has vested broad authority in the Department to regulate the ownership and operation of electric utilities in the Commonwealth. See, e.g., G.L. c. 164, § 76. The Department’s authority was most recently amended by the Acts of 1997, c. 164 (the “Restructuring Act” or “Act”).3 Western Massachusetts Electric Company, D.T.E. 97-120, at 10 (1999). The Act authorizes the Department to issue a financing order allowing a company to securitize its reimbursable transition costs (both debt and equity) through the

[3]	An Act Relative to Restructuring the Electric Utility Industry in the Commonwealth, Regulating the Provisions of Electricity and Other Services, and Promoting Enhanced Consumer Protections Therein, signed by the Governor on November 25, 1997. St. 1997, c. 164.

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issuance of electric RRBs.4 A financing order may be issued by the Department to facilitate the provision, recovery, financing or refinancing of transition costs. G.L. c. 164, §1H(b)(1).

[4]	The term “electric rate reduction bonds” is defined as “bonds, notes, certificates of participation or beneficial interest, or other evidences of indebtedness or ownership, issued pursuant to an executed indenture, financing document, or other agreement of the financing entity, secured by or payable from transition property, the proceeds of which are used to provide, recover, finance or refinance transition costs or to acquire transition property and that are secured by or payable from transition property.” G.L. c. 164, § 1(H)(a).

“Financing order” is defined as “an order of the Department. . . approving a plan, which shall include, without limitation, a procedure to review and approve periodic adjustments to transition charges to include recovery of principal and interest and the costs of issuing, servicing, and retiring electric rate reduction bonds contemplated by the financing order.” financing or refinancing of transition costs. G.L. c. 164, §1H(b)(1).

“Reimbursable transition costs amounts” is defined as “the total amount authorized by the Department in a financing order to be collected through the transition charge, as defined pursuant to G.L. c. 164, § 1, and allocated to an electric company in accordance with a financing order.” G.L. c. 164, § 1(H)(a).

“Securitization” is defined as the use of rate reduction bonds to refinance debt and equity associated with transition costs pursuant to G.L. c. 164, § 1H.

“Transition costs” is defined as “the costs determined pursuant to G.L. c. 164, § 1G which remain after accounting for maximum possible mitigation, subject to determination by the Department.” G.L. c. 164, § 1(H)(a).

“Transition charge” is defined as “the charge to the customers which provides the mechanism for the recovery of an electric company’s transition costs.” G.L. c. 164, §1(H)(a).

“Transition property” is defined as “the property right created pursuant to this section, including, without limitation, the right, title and interest of an electric company or a financing entity to all revenues, collections, claims, payments, money, or proceeds of or arising from or constituting reimbursable transition costs amounts which are the subject of a financing order, including those non-bypassable rates and other charges that are authorized by the department in the financing order to recover transition costs and the costs of providing, recovering, financing, or refinancing the transition costs, including the costs of issuing, servicing and retiring electric rate reduction bonds.” G.L. c. 164, § 1H(a).

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Prior to issuing a financing order, the Department must have approved an electric company’s restructuring plan. G.L. c. 164, § 1A(a). The restructuring plan must include, among other things, a company’s strategy to mitigate the transition costs it seeks to recover through a non-bypassable transition charge. Id. Before authorizing a financing order, the Department must find that a company has demonstrated that the issuance of electric RRBs to refinance reimbursable transition costs will reduce the rates that a company’s customers would have paid without the issuance of electric RRBs, and that the reduction in rates to customers equals the savings obtained by the company. G.L. c. 164, § 1H(b)(2). The company must establish, and the Department must approve, an order of preference for use of bond proceeds such that transition costs having the greatest impact on customer rates will be the first to be reduced by those proceeds. G.L. c. 164, § 1G(d)(4).

In order to approve an application for a financing order, the Department must also be satisfied that a company has (1) fully mitigated the related transition costs (including, but not limited to, as applicable, divestiture of its non-nuclear generation assets, renegotiation of existing power purchase contracts, and the valuation of assets of the company); and (2) obtained written commitments that purchasers of divested assets will offer employment to any affected non-managerial employees who were employed at any time during the three-month period prior to the divestiture, at levels of wages and overall compensation no lower than the employees’ prior levels.5 G.L. c. 164, § 1G(d)(4).

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IV.	NSTAR ELECTRIC’S SECURITIZATION PROPOSAL

A.	Introduction

Securitization is a way for a company to refinance transition costs at a lower carrying charge rate. The Act authorizes an electric company to securitize its transition costs by issuing electric RRBs to investors that will be repaid through a portion of the transition charge. G.L. c. 164, § 1H.6 If assigned a high credit rating,7 the RRBs will be issued at an interest rate lower than the carrying charge paid by ratepayers in the transition charge, thereby generating savings to ratepayers8 (Exh. NSTAR-COM-GOL-1).

[5]	In addition, the Department cannot approve a company’s application for securitization if the company owns, in whole or in part as of July 1, 1997, a nuclear-powered generation facility located in the Commonwealth that exceeds 250 megawatts in size, unless the company has executed a tax agreement with the plant’s host community. G.L. c. 59, § 38H(c). Neither Boston Edison nor Commonwealth own such a facility.
[6]	RRBs are a type of security backed by the identifiable asset of the transition property, which is the right to receive cash flows generated from the billing and collection of a legislatively-mandated, non-bypassable reimbursable transition cost charge (Exh. NSTAR-JF at 3). As a result of the combination of a secure source from an identifiable cash flow, and remoteness from a utility’s credit and bankruptcy risks, RRBs are generally perceived to have low risks, and therefore can be used to capitalize an asset (id.).
[7]	The rating of a bond is determined by quantifying the risk associated with the likelihood of timely payment of interest and ultimate repayment of principal by the final legal maturity date (Exh. NSTAR-JF at 8). Credit enhancements reinforce the likelihood that payments on the special purpose entity debt securities will be made in accordance with the expected amortization schedule (id. at 12-13). Credit enhancements can include true–up adjustments, overcollateralization, capital accounts (equity contribution), and reserve accounts, additional reserve accounts, sureties, guarantees, letters of credit, liquidity reserves, repurchase obligations, cash collateral accounts, third-party supports, or other similar arrangements (id.).

D.T.E. 04-70	Page 7

The proposed Financing Order provides for the securitization of approximately $675 million of principal, consisting of: (1) approximately $527 million for the PPA buyouts, including Boston Edison’s MASSPOWER PPA buyout,9 Commonwealth’s MASSPOWER PPA buyout, and Commonwealth’s Dartmouth Agreement (“Dartmouth Agreement Termination Payment”),10 (2) $141 million allocated to the Commonwealth Deferral, and (3) $6.5 million allocated to transaction costs in connection with the issuance of the RRBs, along with the provision of any required credit enhancement (Exhs. NSTAR-GOL-1; NSTAR-EGO at 20; AG-1-3; RR-DTE-2). The Commonwealth Deferral consists of approximately $120 million in transition costs associated with above-market PPAs, and the remaining $21 million of mitigation incentives and fixed charge transition costs (Exh. NSTAR-GOL at 6; Tr. 1, at 99; RR-DTE-6).11

[8]	The Companies use a discount rate of 6.61 percent for Boston Edison’s customer savings analysis (Exh.NSTAR-BEC-GOL-2 (Update 2)), 8.20 percent for Commonwealth’s customer savings analysis (Exh. NSTAR-COM-GOL-2 (Update 2)), and 7.82 percent for both Companies’ power savings analysis (Exh. NSTAR-RBH-6, from D.T.E. 04-61; Exh. NSTAR-RBH-6, from D.T.E. 04-78).
[9]	On this same date, the Department has issued an Order approving the buyout by Boston Edison and Commonwealth of their PPAs with MASSPOWER. Boston Edison Company/Commonwealth Electric Company, D.T.E. 04-61 (2005).
[10]	On this same date, the Department has issued an Order approving Commonwealth’s buyout of its PPA with Dartmouth Power. Commonwealth Electric Company, D.T.E. 04-78 (2005).
[11]	Throughout this Order, we identify $675 million as the principal amount to be securitized; however, we recognize that the amount to be securitized is subject to adjustment based on the timing of the Companies’ buyout of the underlying PPAs, the timing of the issuance of the RRBs, the amount of the Commonwealth Deferral at the time of issuance of the RRBs, the actual transaction costs, and input from rating agencies.

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The Companies also seek exemptions from the competitive bidding requirements of G.L. c. 164, § 15, and from the par-value debt-issuance requirements of G.L. c. 164, § 15A, in connection with the sale of the RRBs (Exh. NSTAR-EGO at 28-29).

After the Act took effect, the Department, the Agencies responsible for RRB funding and issuance, the Massachusetts-based electric companies, and other interested parties, such as investment bankers and statistical rating organizations (“rating organizations”), developed a structure for a RRB transaction. Western Massachusetts Electric Company Securitization, D.T.E. 00-40, at 8 (2000); Boston Edison Company Securitization, D.T.E. 98-118, at 7 (1999). The Companies’ application is based on a proposed Financing Order that was prepared in consultation with the Agencies and is based on the previous Massachusetts RRB issuance by Boston Edison (Exh. NSTAR-EGO at 2, citing D.T.E. 98-118).

The Companies seek to recover reimbursable transition cost (“RTC”) amounts that will be financed through the issuance of RRBs (Exh. NSTAR-EGO at 3-4). A portion of the Companies’ respective transition charges, the RTC charges, will be used to repay these amounts (Exh. NSTAR-EGO at 3). The RRBs will be backed by collateral, including the right to all collections or proceeds arising from (a) recoverable transition costs, (b) the RTC charge, and (c) adjustments to the RTC charge (collectively, the “Transition Property”) as set forth in the Financing Order (id. at 3-4).

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Each Company will sell the Transition Property to a SPE (id. at 3). Each SPE will be a bankruptcy-remote entity owned and initially capitalized by the Companies, with Boston Edison and Commonwealth each establishing its own separate SPE (id.). To raise the funds to buy the Transition Property from the Companies, each SPE will issue and sell SPE debt securities to a special purpose trust established by the Agencies (id. at 6). This special purpose trust will issue RRBs, the proceeds of which will be remitted to the SPE and ultimately to the Companies (id.).

In order to maximize the savings obtainable from securitization, the RRBs must achieve the highest possible ratings. D.T.E. 98-118, at 9. The RRBs will receive ratings from national rating organizations (Exh. NSTAR-EGO at 2). A credit rating analysis takes into account elements that are customary in an asset securitization and combines them with a detailed analysis of the regulatory and legal foundation of the asset account and the collection mechanisms (Exh. NSTAR-JF at 4). Rating organizations will consider the following characteristics of RRBs: (1) bankruptcy-remoteness of the seller, (2) predictability and non-bypassability of the RTC charge, (3) standards governing a third-party supplier, (4) credit enhancement, (5) the assurance of irrevocability by the Commonwealth of Massachusetts, and (6) other statutory safeguards (id.).

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The Act establishes the Agencies as a financing entity for RRBs. G.L. c. 164, § 1H(a). In this capacity, the goal of the Agencies is to protect the interests of the Companies’ ratepayers by: (1) ensuring the lowest all-in cost pricing reasonably obtainable for RRBs, (2) streamlining the administrative processes, thereby minimizing the costs of issuing the RRBs, and (3) consulting with the Department on the issuance of the RRBs. G.L. c. 164, § 1H(b)(2). The Agencies will approve the terms and conditions of the RRBs, including structure, pricing, credit enhancement, relevant issuance costs, and manner of sale (Exh. NSTAR-1B at A-33-34). In addition, in order to minimize the all-in costs of the RRBs and associated administrative expenses, the Agencies will coordinate with the Companies regarding the marketing of the RRBs, the procurement of bond trustees and related services, and the selection of rating organizations and the underwriting syndicate (id.; Agencies Brief at 3).

The Act requires the Department to find that specific conditions have been met in order for a company to be eligible to issue RRBs. D.T.E. 00-40, at 10; D.T.E. 98-118, at 11. Specifically the Act requires that an electric company seeking securitization must establish that: (i) it has fully mitigated the related transition costs; (ii) savings to ratepayers will result from securitization; (iii) all such savings derived from securitization shall inure to the benefit of ratepayers; and (iv) it has established an order of preference for the use of bond proceeds such that transition costs having the greatest impact on customer rates will be the first to be reduced by those proceeds.12 G. L. c. 164, § 1G(d)(4).

[12]	G.L. c. 164, § 1G(d)(4) also includes a requirement relating to employment commitments that does not apply to this proceeding.

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Consistent with the requirements of the Act, the Department’s analysis of the Companies’ securitization proposal will focus on (1) the mitigation of transition costs, (2) the savings to ratepayers, and (3) the order of preference for use of the proceeds.

B.	Mitigation of Transition Costs

1.	Introduction

The Act requires a company to have an approved restructuring plan that establishes its overall mitigation strategy and to divest its non-nuclear assets in order to be able to securitize its reimbursable transition costs. G.L. c. 164, §§ 1A(a), 1G(d)(3). Before approving the recovery of transition costs through the transition charge, the Department must also issue an order finding that each of the Companies has taken “all reasonable steps to mitigate to the maximum extent possible the total amount of transition costs” each of the Companies seeks to recover. G.L. c. 164, §1G(d)(1).

2.	Positions of the Parties

a.	Attorney General

The Attorney General argues that the Department should reject the Companies’ proposal to include the Dartmouth Agreement Termination Payment as part of the principal amount to be securitized because Commonwealth has not mitigated those costs (Attorney General Brief at 4). The Attorney General maintains that the Companies’ updated analyses in D.T.E. 04-78 based on recent energy and fuel price forecasts13 show that not only would the

[1][3]	During the D.T.E. 04-78 proceeding, Commonwealth filed updated fuel and energy forecasts contained in the fall 2004 Henwood forecast, as well as updated customer–savings estimates. D.T.E. 04-78, at 5, 23.

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Dartmouth Agreement fail to provide economic savings to customers, but that the Dartmouth Agreement, on a stand-alone basis, would cost customers (Attorney General Brief at 5, citing D.T.E. 04-78, RR-AG-1, Att. RR-AG-1(c)(CONFIDENTIAL)).

b.	Dartmouth Power

Dartmouth Power opposes the Attorney General’s position to exclude in the amount to be securitized the Dartmouth Power Termination Payment (Dartmouth Power Reply Brief at 1). According to Dartmouth Power, the Attorney General’s position has already been argued in D.T.E. 04-78, and should not be reargued in this proceeding (id.). Furthermore, Dartmouth Power contends that the position of the Attorney General is not supported by the facts in D.T.E. 04-78, because the Dartmouth Agreement is one, integrated transaction and cannot be split into two transactions as maintained by the Attorney General, and because the Dartmouth Agreement, including securitization, results in savings to ratepayers (id. at 2). In addition, Dartmouth Power argues that the Attorney General’s position contravenes the terms of the Act (id.). Finally, Dartmouth Power maintains that removing the Dartmouth Agreement Termination Payment from the amount to be securitized would increase the effective interest rate on the remaining amounts to be securitized (id.). Dartmouth Power urges the Department to include the Dartmouth Agreement Termination Payment in the amount to be securitized (id. at 3).

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c.	The Companies

The Companies assert that they have fully mitigated all transition costs that they propose to securitize in accordance with G.L. c. 164, § 1G(d)(4)(i), which requires that electric companies have an approved restructuring plan that establishes its overall mitigation strategy and to divest its non-nuclear generation assets in order to take advantage of securitization (Companies Brief at 8). The Companies further noted that they have divested their non-nuclear and nuclear generation assets and that the Department has approved both Companies’ mitigation strategies (Companies Brief at 8, citing D.T.E. 98-118, Finding No. 35; Cambridge Electric Light Company/Commonwealth Electric Company, D.T.E. 98-78/83 (1998); Boston Edison Company, D.P.U./D.T.E. 96-23 (1998); Cambridge Electric Light Company/Commonwealth Electric Company/Canal Electric Company, D.P.U./D.T.E. 97-111 (1998) and D.P.U./D.T.E. 97-111-A (1998)). In addition, the Companies maintain that if their petition is approved, the liquidation payments associated with the buyouts of MASSPOWER and Dartmouth Power PPAs will constitute reimbursable transition costs (Companies Brief at 9). The Companies also argue that the Department has already determined that each of the types of costs included in Commonwealth’s deferred transition charges are those types for which the Act allows recovery (id., citing RR-DTE-3, RR-DTE-6).

The Companies assert that the Attorney General’s argument opposing the proposal to include the Dartmouth Agreement Termination Payment as part of the principal amount to be securitized is flawed because: (1) it does not evaluate the overall net savings of the

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renegotiated PPAs as measured as “reductions in the transition charges,” and (2) it neglects to state that the securitization of the buy-out amounts is a condition precedent to the Dartmouth Agreement (Companies Reply Brief at 3, citing Exh. NSTAR-1B App. A at 4-5. [D.T.E. 04-78]). The Companies argue that the proposed Dartmouth Agreement meets the requirements of the Act, because, with securitization, customers will receive a projected $13 million NPV in savings (Companies Reply Brief at 4, citing G.L. c. 164, §§ 1G(d)(2)(i) and (ii)). Therefore, the Companies maintain that the Department should include the Dartmouth Agreement Termination Payment in the securitization principal amount (Companies Reply Brief at 4).

3.	Analysis and Findings

The Department has previously approved the restructuring plans (including mitigation strategies and transition costs) of Boston Edison and Commonwealth. Boston Edison Company, D.P.U./D.T.E. 96-23; Commonwealth Electric Company, D.T.E. 97-111; Commonwealth Electric Company, D.T.E. 97-111-A. The Department has also approved the mitigation efforts of Boston Edison. D.T.E. 98-118; Boston Edison Company, D.P.U./D.T.E. 97-113 (1998); Boston Edison Company, D.T.E. 98-119/126; Boston Edison Company, D.T.E. 99-78 (2000). Further, the Department has approved the mitigation efforts of Commonwealth. Commonwealth Electric Company, D.T.E. 99-90 (2000); Cambridge/Commonwealth Electric Company, D.T.E. 00-83 (2000); Cambridge/Commonwealth Electric Company, D.T.E. 01-79 (2001): Cambridge/Commonwealth Electric Company, D.T.E. 02-80B-1 (2004). In addition, the

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Department has approved divestiture of the Companies’ non-nuclear and nuclear assets, which is a requirement for securitization. D.T.E. 98-118; Boston Edison Company, D.P.U./D.T.E. 97-113 (1998); Boston Edison Company, D.T.E. 98-119/126; Boston Edison Company, D.T.E. 99-78 (2000); Cambridge/Commonwealth, D.T.E. 98-78/83 (1998).

Regarding whether Commonwealth has demonstrated that the Dartmouth Agreement Termination Payment has been mitigated, and therefore should be included in the Companies’ proposed securitization, this issue of mitigation was addressed in D.T.E. 04-78. There the Department found, “[b]ecause the Dartmouth Agreement, once securitization has occurred, is likely to achieve savings for ratepayers and because the savings mitigate Commonwealth’s transition costs, the Department finds that the transaction is in the public interest and consistent with the requirements of G.L. c. 164, § 1G(d)(2)(ii).” D.T.E. 04-78, at 25. The Companies have demonstrated that the Dartmouth Agreement Termination Payment is mitigated, and therefore the Department approves NSTAR Electric’s request to include the Dartmouth Agreement Termination Payment in the principal amount to be securitized.

Accordingly, consistent with our finding in D.T.E. 04-78 and D.T.E. 04-61, the Department finds that the Companies have taken all reasonable steps to mitigate to the maximum extent possible the total amount of transition costs that will be recovered. G.L. c. 164, § 1G(d)(1).

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C.	Savings to Ratepayers

1.	Introduction

The Companies have indicated that ratepayer savings of $118 million will result from the issuance of the RRBs (RR-DTE-2). The Companies calculate the savings from this transaction by comparing transition costs under two scenarios: (1) no securitization of transition costs with traditional carrying costs applied, and (2) securitization of $675 million of transition costs at an assumed securitization rate of 4.5 percent (Exhs. NSTAR-GOL at 16-17; NSTAR-GOL-1; RR-DTE-2).14

2.	Positions of the Parties

a.	Attorney General

The Attorney General states that the Department should order the Companies to use one discount rate for all of the customer saving analyses in the securitization transaction Issuance Advice Letters (Attorney General Reply Brief at 2, citing Companies Brief at 11). Noting that the Companies use a discount rate of 6.61 percent for Boston Edison’s customer savings analysis, 8.20 percent for Commonwealth’s customer savings analysis, and 7.82 percent for

[14]	At the request of the Department, the Companies broke down the total savings estimate into “power savings” stemming from the buyout of the MASSPOWER PPAs (D.T.E. 04-61) and Dartmouth PPA (D.T.E. 04-78) and “securitization savings” stemming from the issuance of the RRBs (RR-DTE-1). Power savings were calculated by comparing the cost to terminate the PPAs, excluding securitization costs, against the projected costs of remaining in the contracts (RR-DTE-1; RR-DTE-2). Securitization savings were calculated by comparing the cost to ratepayers of the 4.5 percent issuance rate associated with the RRBs, to the carrying charge rates for transition costs in Commonwealth’s restructuring plan and Boston Edison’s settlement agreement (Exh. NSTAR-GOL at 16-17; RR–DTE-1; RR-DTE-2).

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both Companies’ above-market cost analysis, the Attorney General argues that although the customers’ discount rate is difficult to estimate, it should not vary across Companies and across transactions (Attorney General Reply Brief at 2, citing D.T.E. 04-61, Exh. NSTAR-RBH-6 (CONFIDENTIAL) at 1, n.1; D.T.E. 04-78, Exh. NSTAR-RBH-6 (CONFIDENTIAL), at 1, n.1). The Attorney General contends that “with the merger of these Companies,” different discount rates should not be used (Attorney General Reply Brief at 2).

The Attorney General further contends that because the average customer’s marginal cost of capital and discount rate is higher than that of a large utility like NSTAR Electric, the Department should order the Companies to use a uniform discount rate that is greater than that of NSTAR Electric (Attorney General Reply Brief at 2). Reasoning that the Companies used an 8.20 percent discount rate for Commonwealth’s customer savings analysis, and that the use of this discount rate would provide a minimal 58 basis point premium over the Companies’ marginal cost of capital, the Attorney General concludes that the Department should order the Companies to use the 8.20 percent discount rate in all of the customers savings analysis executed for the Issuance Advice Letters (Attorney General Reply Brief at 2, citing D.T.E. 04-61, Exh. NSTAR-COM-GOL-2; D.T.E. 04-78, Exh. NSTAR-COM-GOL-2).

b.	The Companies

The Companies assert that, based on the assumptions and methodology set forth in testimony, the RRB transaction will result in significant net savings to the Companies’ customers by reducing the future transition charge payments its customers would be required to pay if the Financing Order were not adopted (Companies Brief at 11, citing

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Exh. NSTAR-GOL at 16). Furthermore, the Companies argue that based on the evidence presented in this proceeding, the RRB transaction will result in savings for customers as is contemplated by the Boston Edison settlement agreement and the Commonwealth restructuring plan, and the Act (id., citing G.L. c. 164, §§ 1G(d)(4) and 1H(b)(2)).

3.	Analysis and Findings

In order to approve a financing order, the Department must find that savings to ratepayers will result from securitization and that all such savings derived from securitization will inure to the benefit of ratepayers. G.L. c. 164, §§ 1G(d)(4)(ii)-(iii).

The record permits us to find, and we so find, that a total of $118 million of savings to ratepayers will likely result from the securitization15 (RR-DTE-2). Some of this is attributable to power savings and some is attributable to securitization savings (RR-DTE-1; RR-DTE-2). Power savings are achieved when a PPA buyout, taken in its totality, produces a more favorable outcome than remaining with the PPA (Exh. NSTAR-RBH-6 [D.T.E. 04-61]; Exh. NSTAR-RBH-6 [D.T.E. 04-78]). That condition exists here. In D.T.E. 04-61, the Department approved NSTAR Electric’s buyout of the MASSPOWER PPAs, finding that the transaction was likely to achieve savings for customers. D.T.E. 04-61, at 24. As stated above, in D.T.E. 04-78, the Department approved the Dartmouth Agreement, finding that the transaction, together with securitization, was likely to achieve savings for customers. D.T.E. 04-78, at 25. Furthermore, savings from securitization result because ratepayers will

[15]	The Department notes that no party argued that the securitization would not produce savings for customers.

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be paying a lower transition charge than they would have paid without securitization (Exh. NSTAR-GOL at 14). That is, customers would not pay the carrying charge of the Companies (e.g., 8.20 percent for Commonwealth and 6.61 percent for Boston Edison), but, because of securitization, customers would pay the lower carrying charge rate of 4.5 percent (Exh. NSTAR-GOL at 15-16). Because the Companies have demonstrated savings, the Department finds that savings to ratepayers result from the proposed securitization. Therefore, the Companies should proceed with securitization and ensure that all such savings will inure to the benefit of ratepayers, in accordance with G.L. c. 164, §§ 1G(d)(4)(ii)-(iii).

Although the Companies forecast savings to ratepayers of approximately $118 million, the Department notes that the actual amount of ratepayer savings is predicated on market conditions at the time of bond issuance (Exh. NSTAR-GOL at 28). On issuance, a financing order is irrevocable and may not be altered by the Department. G.L. c. 164, § 1H(b)(3). Although the issuance of the RRBs is contingent on savings to customers, pursuant to the Act, the Department must rely on the Agencies, as the financing entity, to ensure that the maximum level of ratepayer savings is obtained. G.L. c. 164, §§ 1H(a), 1H(b)(2); D.T.E. 98-118, at 16; D.T.E. 00-40, at 15.

With respect to the Attorney General’s argument that the Companies should be compelled to use a single, universal discount rate in the instant case, the Department rejects the

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Attorney General’s proposal for the following reasons.16 Although Boston Edison and Commonwealth are owned by the same holding company, they are still separate companies with different risks, so different discount rates are appropriate.17 The Department recognized this difference in approving the specific discount rate for each company. See Boston Edison Company, D.P.U./D.T.E. 96-23; Commonwealth Electric Company, D.P.U./D.T.E. 97-111. Because the Department has found that different discount rates apply to each of the Companies, a universal discount rate, as called for by the Attorney General, does not recognize the disparity in risk between the Companies, it will not be applied in this case. Therefore, it is appropriate for the Companies to use different discount rates in the calculation of customer savings.18

[16]	The Department notes that, although discount rates were discussed in the proceeding (see Tr. 1, at 38-39; Tr. 2, at 198-199), the Attorney General has raised the issue of a universal discount rate on Reply Brief, and, therefore, no other party had the opportunity to comment.
[17]	The Attorney General argues that “with the merger of these companies, the Company should not use different discount rates for their customers” (Attorney General Reply Brief at 2). The Department notes that Boston Edison and Commonwealth have not merged, as referenced by the Attorney General.
[18]	The Attorney General contends that the average customer’s “marginal cost of capital” is higher than that of a large utility, but cites to no record evidence to support this point (Attorney General Reply Brief at 2), and therefore, in the absence of substantial evidence, the Department declines to accept it.

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D.	Order of Preference for Use of Proceeds

1.	Introduction

Before the Department may approve a financing order, a company must show that it has established an order of preference for the use of the proceeds that affects its customer’s rates most favorably. G.L. c. 164, § 1G(d)(4)(v). In their petition, the Companies outlined their expected use of the proceeds from the issuance of the RRBs as follows: (a) to fund the liquidation payments to MASSPOWER and Dartmouth Power, in connection with the termination of the PPAs, (b) to provide any credit enhancement required for the RRBs other than to the funding of the capital subaccount, (c) to reduce the Commonwealth Deferral,19 and (d) to pay transaction costs (Petition at ¶ 24).

2.	Positions of the Parties

a.	Attorney General

The Attorney General argues that the Department must ensure that Commonwealth uses the proceeds from the bond issuance in a manner that lowers transition costs, giving preference to those providing the greatest amount of savings to customers (Attorney General Brief at 11, citing G.L. c.164, § 1H). The Attorney General argues that Commonwealth indicates that it intends to use the proceeds remaining after making any PPA termination payments to pay down only long-term debt, thus increasing Commonwealth’s overall weighted cost of capital (id. at 11-12, citing Tr. 2, at 206). The Attorney General contends that the Department should

[19]	The Commonwealth Deferral of $141 million stems from its under-collection of its transition costs (Tr. 1, at 87-90).

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order Commonwealth to use available funds from the bond issuance to reduce both its debt and equity and, thereby, decrease its overall weighted cost of capital (id. at 12; Attorney General Reply Brief at 2-3).

b.	The Companies

The Companies state that G.L. c. 164, § 1G(d)(4)(v) requires an electric company to establish an order of preference such that transition costs having the greatest effect on customer rates will be the first to be reduced by the securitization (Companies Brief at 11). The Companies maintain that in this proceeding they propose to securitize all of the reimbursable transition costs that the Companies believe may be securitized at this time (id.). The Companies further state that they are currently securitizing only the transition costs they believe: (1) are susceptible to securitization; and (2) would generate savings resulting in lower transition charges (id. at 12, citing Exh. NSTAR-GOL at 13-14). The Companies conclude that they have established an order of preference such that the transition costs having the greatest impact on customer rates be the first to be reduced by securitization in compliance with G. L. c. 164, § 1G(d)(4)(v) (id. at 11).

The Companies contend that the Attorney General’s argument that the cash proceeds from the RRBs be used to “reduce its capitalization and decrease its overall weighted cost of capital to customers” is inconsistent with the requirement in the Act that securitization be used to reduce transition costs only (Companies Reply Brief at 12). The Companies contend that because the Attorney General does not suggest how a reduction in the Companies’ weighted average cost of capital results in any reduction in transition costs, the Attorney General’s request should be denied (id. at 12-13).

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3.	Analysis and Findings

Before the Department may approve a financing order, the Companies must show that it has established an order of preference for use of the RRB proceeds that first reduces transition costs having the greatest effect on customer rates. G.L. c. 164, § 1G(d)(4)(v).

Regarding the Attorney General’s argument that the Department should order the Companies to use available funds from the bond issuance to reduce its capitalization and decrease the Companies’ overall weighted cost of capital, the Act refers to an ordering of the preference for the use of proceeds to reduce transition costs. Id. The Department finds that the ordering of the proceeds that the Attorney General is requesting us to consider in the instant case are not related to transition costs, and therefore not consistent with the Act.

In D.T.E. 98-118, at 17, the Department found that Boston Edison met the requirements of the Act because all of the proposed uses of the proceeds led to equivalent customer savings levels. The Department found that the order of preference for the use of the RRB proceeds met the requirements of the Act because all of the transition costs that the proceeds were replacing had the same carrying charge, and therefore securitization of any of these transition costs had the same effect on customer rates. D.T.E. 98-118, at 17. As in that proceeding, all of Boston Edison’s reimbursable transition costs have the same carrying charge rate, and all of Commonwealth’s reimbursable transition costs have the same carrying charge rate (Exhs. NSTAR-BEC-GOL-2 (Update 2); NSTAR-COM-GOL-2 (Update 2)), so that the

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reduction of any of those costs has the same rate effect. Accordingly, the Attorney General’s recommendation regarding the order of the use of proceeds is inconsistent with the law and the record in this case, and the Department rejects the Attorney General’s recommended order of proceeds. Therefore, the Department finds that the Companies’ proposal satisfies the requirements of the Act relative to the order of preference for use of bond proceeds, and thus complies with G.L. c. 164, § 1G(d)(4)(v).

V.	AMOUNTS TO BE SECURITIZED

A.	Introduction

The Companies propose to securitize the following costs: (1) approximately $527 million for the PPA buyouts, including Boston Edison’s MASSPOWER PPA buyout, Commonwealth’s MASSPOWER PPA buyout, and Commonwealth’s Dartmouth Agreement (“Dartmouth Agreement Termination Payment”), (2) $141 million allocated to the Commonwealth Deferral, and (3) $6.5 million allocated to transaction costs in connection with the issuance of the RRBs, along with the provision of any required credit enhancement (Exhs. NSTAR-GOL-1; NSTAR-EGO at 20; AG-1-3; RR-DTE-2). Approximately $120 million of the Commonwealth Deferral was attributable to above-market PPAs, with the remaining $21 million consisting of mitigation incentives and fixed charge transition costs (Tr. 1, at 87, 99; RR-DTE-6).

In this section of the Order we address each of the amounts to be included in the securitization principal. In addition, we will also consider the rate at which customers receive credit for mitigation charges that are included in the principal balance of the securitization.

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B.	Positions of the Parties

1.	Attorney General

a.	Dartmouth Agreement Termination Payment

The Attorney General argues that the Dartmouth Agreement Termination Payment should be excluded from the principal amount to be securitized, as the buyout amount, if considered separately from the securitization, would not provide customer mitigation (Attorney General Brief at 5, citing Exh. D.T.E. 04-78, RR-AG-1, Att.(c)(CONFIDENTIAL)). The Attorney General maintains that to approve a company’s application for a financing order, the Department must be satisfied that the company has complied with the applicable transition cost mitigation requirement pursuant to G.L. c. 164, § 1G(d) (id., citing G.L. c. 164, § 1H(b)(2); D.T.E. 98-118, at 5-6).

b.	Commonwealth Deferral

The Attorney General additionally argues that the Department should reject the Companies’ request to include Commonwealth’s unrecovered deferred transition charge in the amount to be securitized because: (1) the Department has not approved the proposed balance and (2) the proposed recovery will harm customers (Attorney General Brief at 7). The Attorney General maintains that Commonwealth should be allowed to securitize only $81 million of the proposed $141 million,20 as the Department has approved only the former

[20]	The Attorney General uses $134 million as the amount of the Commonwealth Deferral (Attorney General Brief at 8). The source for the $134 million balance used by the Attorney General is unclear. Commonwealth reports a transition charge deferral balance of $138.7 million at December 31, 2004, and adjusts that amount to $141 million to account for such items as interest up to the closing date and certain tax consequences (Exh. NSTAR–COM–GOL-1, at 1).

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figure as a result of transition charge reconciliation cases (Attorney General Brief at 8, citing Tr. 2, at 167; see Cambridge Electric Light Company/Commonwealth Electric Company, D.T.E. 02-80B-1 (2004)). As the remaining balance of approximately $60 million in transition costs has not been approved, the Attorney General contends that the Department should not allow the Companies to include this amount in the securitization (id. at 8). The Attorney General further contends that because the inflation cap on the Companies’ transition charges required by the Act will be lifted on March 1, 2005, Commonwealth will have an alternative to securitization through which to recover the outstanding balance in transition costs (id.). The Attorney General argues that the Companies can raise the transition cost recovery rate, thereby reversing the savings associated with the securitization of the deferred transition charge balance and presenting the potential to over-collect (id. at 8-9, citing Western Massachusetts Electric Company, D.T.E. 03-34 (2004); Cambridge Electric Light Company, D.T.E. 01-79 (2001)).

Assuming the interest rate on the bond issuance is the proposed 4.5 percent, the Attorney General maintains that the Department should allow the Companies to include the unrecovered fixed component transition charge in the principal balance to be securitized, because the Companies have fully mitigated these fixed component costs and their securitization creates customers savings (id. at 7, citing Exh. NSTAR-GOL at 6).

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c.	Transaction Costs

The Attorney General notes that the Companies’ proposal includes some estimates of future transaction costs that have not been incurred nor invoiced, and therefore cannot be shown to be fully mitigated (Attorney General Brief at 11, citing Tr. 1, at 48-49). The Attorney General contends that the Department should include in the securitization balance only those transaction costs associated with securitization that have been invoiced and found reasonable by the Department (id.).

d.	Mitigation Incentive

The Attorney General contends that the Department should reject the Companies’ proposal to securitize the Commonwealth mitigation incentive payments that it expects to receive as a result of the PPA buyouts (id. at 6-7). According to the Attorney General, in determining the amount to be securitized, the Companies calculate the NPV of that amount using a 4.5 percent discount rate rather than the 8.20 percent customer discount rate that it used to calculate customer savings (id., citing Exh. NSTAR-GOL-1, at 2). The Attorney General contends that using a lower discount rate increases the NPV, and therefore the Companies’ refinancing proposal would increase rather than decrease rates (id.).

2.	The Companies

The Companies contend that G.L. c. 164, § 1H(b)(1) provides that the Department may issue a financing order to facilitate the provision, recovery, financing, or refinancing of transition costs, which are defined as the embedded costs which are determined to be recoverable through a transition charge (Companies Brief at 9). According to the Companies,

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the Department approved Boston Edison’s transition costs and transition charges in its restructuring settlement; the Department approved Commonwealth’s transition costs and transition charges in its restructuring plan (id.). Furthermore, the Companies maintain that the Act allows the Department to authorize a company to securitize reimbursable transition costs (id., citing G.L. c. 164, § 1H). The Companies argue that they propose to securitize only those reimbursable transition costs that have been, or will be, approved by the Department (id.). The amount the Companies propose to securitize, $675 million, is subject to adjustment based on the timing of the Companies’ buyout of the PPAs, the timing of the issuance of the RRBs, the amount of the Commonwealth Deferral at the time of the issuance of the RRBs, the actual transaction costs, input from rating agencies, and changes in the proposed RRB transaction not now anticipated by the Companies (id. at 9-10, citing Exh. NSTAR-GOL at 8).

a.	Dartmouth Agreement Termination Payment

The Companies argue that the proposed Dartmouth Agreement meets the requirements of the Act in that, with securitization, customers will receive a projected $13 million NPV in savings (Companies Reply Brief at 4, citing G.L. c. 164, § 1G(d)(2)(i) and (ii)). Therefore, according to the Companies, the Department should include the Dartmouth Agreement Termination Payment in the amount to be securitized (Companies Reply Brief 4).

b.	Commonwealth Deferral

Regarding the Commonwealth Deferral, the Companies contend that the Department has determined that each of the types of costs claimed by Commonwealth as transition costs in its restructuring plan are those types of costs for which the Act allows recovery (Companies

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Brief at 9, citing G.L. c. 164, § 1G). In addition, the Companies argue that the Department has approved the amount of the transition costs being recovered by Commonwealth through the end of 2002 (id. at 10, citing RR-DTE-3; RR-DTE-6). According to the Companies, the reconciliation of the amount of transition costs being recovered or expected to be recovered by Commonwealth during 2003 and 2004 has not yet been approved by the Department; however, these costs are subject to a process where the Department reviews and can approve these costs (id., citing G.L. c. 164, § 1G(a)(2)). Finally, the Companies contend that to the extent that reimbursable transition cost amounts previously included in a financing order exceed the correct amount, Commonwealth must provide customers with a uniform rate credit through their annual transition charge update (id., citing G.L. c. 164, § 1G(a)(2)). The Companies state that in Boston Edison’s initial securitization proceeding, the Department explicitly approved the securitization of estimated transition costs, subject to reconciliation (Companies Reply Brief at 8, citing D.T.E. 98-118, at 25-27). Regarding the Attorney General’s contention that Commonwealth can recover the deferral by increasing its transition charge after the rate cap is lifted, the Companies argue that securitization of the deferral allows Commonwealth’s customers to avoid a large rate increase (id.). Finally, the Companies assert that they have demonstrated that there is a substantial reduction in the transition charge, and associated customer savings, that will be achieved through securitization of the entire deferral balance, and therefore, the Department should approve securitization of the entire Commonwealth Deferral balance (id. at 9).

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c.	Transaction Costs

Regarding transaction costs, the Companies maintain that the Act expressly provides that Transition Property includes the right to recover transition costs and certain transaction costs (Companies Brief at 10, citing G.L. c. 164, § 1H(a)). In addition, the Companies argue that most of the transaction costs associated with issuing the RRBs have been established, negotiated, or approved by the Agencies (id., citing Comments of the Agencies at 4). In response to the Attorney General’s contention that only invoiced transaction costs should be included in the securitization (and not estimated costs), the Companies point out that the Act contemplates that not all transition costs (including transaction costs) will be invoiced prior to Department approval (Companies Reply Brief at 11).

d.	Mitigation Incentive

The Companies state that the Attorney General’s argument regarding the securitization of Commonwealth’s mitigation incentive payments is without supporting record evidence (Companies Reply Brief at 6). The Companies contend that customers benefit from securitizing the combination of fixed and incentive components of the Commonwealth transition charge (id.).

3.	The Agencies

Regarding transaction costs, the Agencies maintain that it is their responsibility to protect the interests of the ratepayers by assuring that listed transaction costs are reasonable,

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and that they have reviewed transaction costs and ongoing administrative costs,21 and have found them to be reasonable both in terms of the Companies’ proposed transaction and by reference to the previous Boston Edison and Western Massachusetts Electric Company RRB issuances (Agencies Brief at 8; Agencies Reply Brief at 3). The Agencies further note that the Department is charged with reviewing the reasonableness of the remaining transaction costs, which will be included in the initial Issuance Advice Letter (Agencies Reply Brief at 4). Additionally, the Agencies assert that the Department will monitor the proposed recovery of the costs not reviewed by the Agencies, including ongoing transaction costs included in the RTC Charges, as well as any additional adjustment in the transaction costs as part of the annual RTC Charge routine true-up mechanism (Agencies Reply Brief at 4). There the Department may require the Companies to make an adjustment to its RTC charge so that any over- or under-collection can be addressed (id.).

C.	Analysis and Findings

Because the bonds issued pursuant to this Order will be without recourse to the credit of the Companies, and because the bonds will constitute irrevocable obligations levied on bills paid by the ratepayers of Boston Edison and Commonwealth until their retirement, the Department must scrutinize all amounts proposed to be included in the securitization total to ensure that only those costs that have been shown to be recoverable and mitigated are

[21]	Fees which have been established, negotiated or approved by the Agencies include underwriting spread, rating agency fees, printing and marketing expenses, trustee fees and trustee counsel fees, underwriters’ legal fees, bond counsel fees, special counsel fees, Agencies’ fees, and miscellaneous costs and expenses (Agencies Brief at 8).

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securitized (Exh. NSTAR-1B at A52, Finding 56). See D.T.E. 00-40, at 18; D.T.E. 98-118, at 24. Therefore, in this section, the Department will determine if the amounts that the Companies request to be included in the securitization are (1) recoverable, and (2) mitigated.

1.	PPA Buyout Amounts

The Department has made the finding that the Companies have demonstrated that they have taken all reasonable steps to mitigate transition costs to the maximum extent possible. Section IV.B. The Department has also found that both the MASSPOWER buyout payment and the Dartmouth Agreement Termination Payment are recoverable and mitigated. D.T.E. 04-61, at 24; D.T.E. 04-78, at 25. Therefore, the Department finds that the Companies may include the MASSPOWER Termination Payment and the Dartmouth Agreement Termination Payment in the amount to be securitized.

2.	Commonwealth Deferral

Commonwealth has accumulated its transition charge deferral because of the rate cap requirement of the Act. G.L. c. 164, § 1G(e). The Department has approved Commonwealth’s transition charge deferral balance of $81 million as of December 31, 2002 (Exh. NSTAR-COM-GOL-3, at 1). Commonwealth Electric Company, D.T.E. 99-90 (2000); Cambridge Electric Light Company/Commonwealth Electric Company, D.T.E. 00-83 (2000); Cambridge Electric Light Company/Commonwealth Electric Company, D.T.E. 01-79 (2001); and Cambridge Electric Light Company/Commonwealth Electric Company, D.T.E. 02-80B-1 (2004). In these proceedings, the Department has found that the reconciliation of transition costs and revenues is consistent with Commonwealth’s restructuring plan and Department

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precedent, and therefore is in the public interest. Also, in Commonwealth’s restructuring plan, the Department has approved the categories of transition costs that are included in the full amount of $141 million included in the Commonwealth Deferral. Cambridge Electric Light Company/Commonwealth Electric Company/Canal Electric Company, D.P.U./D.T.E. 97-111 (1998).

Regarding the Attorney General’s argument that only $81 million of deferrals should be included in the amount to be securitized, the Department does not find the arguments of the Attorney General persuasive. First, the Department has previously approved securitization amounts that are based on estimates. D.T.E. 98-118, at 20, 25-27 (Department approved estimated transaction costs); D.T.E. 00-40, at 19 (Department approved estimated refinancing costs). Second, there is a reconciliation process in place to address any over- or under-collection of transition costs. Although the Department has not approved the transition charge balances for 2003 and 2004, these charges will be trued up in the Companies’ transition charge reconciliation process. This regulatory mechanism will afford ratepayers sufficient protection that the amounts securitized will ultimately be examined and approved by the Department, with proper adjustments made to the Companies’ transition charge balances. Therefore, the Department finds that the Commonwealth Deferral is both mitigated and recoverable, and therefore the Companies may include the requested deferral balance of approximately $141 million in the amount to be securitized.22

[22]	The Department addresses the mitigation incentive further, below.

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3.	Transaction Costs

The Agencies have reviewed the Companies’ estimated transaction costs, including the costs of issuing, servicing, and retiring the RRBs, and the proposed administration and servicing fees, and have found the costs to be reasonable for the Companies’ proposed transaction and in comparison with the earlier Boston Edison RRB transaction (Agencies Brief at 8). The Agencies commit to review the final transaction costs at the time of issuance and to monitor the proposed recovery of transaction costs, including ongoing transaction costs included in the RTC charge (Agencies Brief at 8).

Because the Act permits recovery of refinancing costs as Transition Property, the Department will allow the Companies to securitize the refinancing costs associated with the securitization (e.g., the unamortized loss on required debt, refinancing expenses, call or tender premiums and transaction costs). See G.L. c. 164, § 1H(a). However, the Department will review the reasonableness of these costs in the Companies’ next transition charge reconciliation proceedings and may, at any time, disallow the recovery of costs that are found to be unreasonable. See D.T.E. 00-40, at 19. The Department will ensure that any disallowance of the refinancing costs will not affect the RTC charge. Furthermore, if the Companies’ actual refinancing costs are lower than the securitized amount, the Department directs the Companies to return to ratepayers through the transition charge any amounts in excess of its actual costs, with carrying costs.

In prior securitizations, the Department has approved the recovery of transaction costs based on estimates, subject to true-up in an annual reconciliation process. D.T.E. 98-118,

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at 22-27; D.T.E. 00-40, at 19. Consistent with this precedent, which approved transaction cost estimates, we again find that the Agencies possess the ultimate responsibility for establishing the reasonableness of fees as part of its larger responsibility of protecting ratepayers’ interests. In addition, the reconciliation process affords ratepayers with sufficient protection against over-collections. Therefore, the Department rejects the Attorney General’s requirement that all transaction costs be invoiced prior to inclusion within the securitization.

4.	Securitization of the Mitigation Incentive

Although the Agencies are responsible for considerable oversight of the financial details of the securitization, the Department also has oversight of the transaction, particularly the reconciliation of the Companies’ transition charges. D.T.E. 00-40, at 19. The Attorney General has raised the issue that the Companies have increased the amount to be securitized for Commonwealth’s mitigation incentive by using a discount rate of 4.5 percent (the projected interest rate for the RRBs) rather than 8.20 percent (the rate used by Commonwealth to calculate customer savings) (Attorney General Brief at 6). Consequently, the Attorney General recommends the mitigation incentive be eliminated entirely from the principal amount to be securitized by the Companies (id.). The Department finds that eliminating the mitigation incentive from the amount to be securitized is not necessary. As stated above regarding the full Commonwealth Deferral, the continuing transition charge reconciliation process addresses any over- or under-collection of transition costs. This process affords sufficient protection to ratepayers that the amounts securitized will be examined and approved by the Department, with proper adjustments made to the Companies’ transition charge balances. Therefore, we find that the Companies may include the mitigation incentive in the principal amount to be securitized.

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5.	Conclusion

Based on the foregoing analysis and findings, the Department will allow the Companies to securitize approximately $675 million as follows: (1) approximately $527 million for the PPA buyouts, including Boston Edison’s MASSPOWER PPA buyout, Commonwealth’s MASSPOWER PPA buyout, and Commonwealth’s Dartmouth Agreement (“Dartmouth Agreement Termination Payment”), (2) $141 million allocated to the Commonwealth Deferral, and (3) $6.5 million allocated to transaction costs in connection with the issuance of the RRBs, along with the provision of any required credit enhancement (Exhs. NSTAR-GOL-1; NSTAR-EGO at 20; AG-1-3; RR-DTE-2). Consistent with the Department’s ruling in D.T.E. 00-40 and D.T.E. 98-118, the Companies are directed to refund any excess amounts securitized to ratepayers through a credit to the respective transition charges in an amount equal to the excess amount securitized, including carrying costs.

VI.	PROPOSED FINANCING ORDER

A.	Introduction

As discussed above, the Companies, in consultation with the Agencies, submitted a proposed financing order with their petition (Exh. NSTAR-1B). The proposed financing order includes reporting forms and a letter of advice (“Issuance Advice Letter”) that would be filed with the Department by the Agencies at the bond issuance (id.). The issues to be addressed in this section are: (1) the Issuance Advice Letter, (2) provision of additional data regarding the bond issuance, and (3) term of the bonds.

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B.	Positions of the Parties

1.	Attorney General

The Attorney General seeks to have the Department require the Companies to immediately correct any errors in the calculations in the Issuance Advice Letter and/or the accompanying attachments (Attorney General Brief at 9). Further, he requests the Companies to make corrections as soon as they become known and immediately make changes to the transition charges23 (id. at 10). The Attorney General contends that mistakes made in the Issuance Advice Letter can lead to over-recoveries that can remain with the SPEs until their dissolution, some eight to ten years after the issuance of the bonds (id. at 9-10). The Attorney General contends that the Companies’ offer of correction of errors in the True-up Advice Letters is not sufficient, and errors must be corrected in the Issuance Advice Letter (Attorney General Reply Brief at 1-2).

The Attorney General contends that the Department should require the provision of Treasury debt interest rates and the premiums over those rates for each maturity date that will be used to determine the coupon rates for the bonds (Attorney General Brief at 10). According to the Attorney General, the Department will be better able to determine the reasonableness of the interest rates on the bonds if the Companies provide additional information in the Issuance Advice Letter (id.).

[23]	In fact, the Attorney General notes that other states have included in their finance orders a provision for a period of review of the Issuance Advice Letter for the regulatory authority (Attorney General Reply Brief at 2, n.2).

D.T.E. 04-70	Page 38

Regarding the term of the bonds, the Attorney General argues that the Department should order the Companies to match the maturity of the proposed bond issue with the term of the longest lived transition cost that it is securitizing (id. at 5). According to the Attorney General, the Companies’ proposal to finance the Dartmouth Agreement Termination Payment, which has twelve years remaining, with eight-year bonds, creates inter-generational cross-subsidization (id. at 6). The Attorney General notes that, “[s]imply increasing the maturity of the bonds to twelve years would mitigate the cross-subsidization, while at the same time increasing customers’ net present value savings” (id.).

2.	The Agencies

The Agencies recommend overall approval by the Department of the proposed Financing Order, as it relates to the issuance of RRBs (Agencies Brief at 2). The Agencies state that they will establish the “financing entity” for the RRBs, and in this capacity, the Agencies’ goal is to protect the interests of the Companies’ ratepayers through (1) ensuring that the all-in costs of issuing the RRBs are minimized given current market conditions, (2) streamlining the administrative process, and, thereby minimizing the costs of issuing the RRBs, in particular by combining the RRB issuances of both companies, and (3) providing expertise to the Department to insure the most cost efficient structure for the issuance of the

D.T.E. 04-70	Page 39

RRBs24 (id., citing G.L. c.164, § 1H(b)(2)). The Agencies further note that it is their role as financing entity, not the Department, to oversee the issuance of the RRBs, and the Agencies will approve the final terms and conditions of the RRBs (id. at 3; Agencies Reply Brief at 2). The Agencies also coordinate marketing of the bonds and the procurement of bond trustees and related services, approve the Companies’ selection of rating agencies, and coordinate the underwriting syndicate to minimize the all-in cost of the RRBs and associated administrative expense (Agencies Brief at 3).

The Agencies also state that the proposed structure of the Financing Order is designed such that RTC Charge collections, together with interest earnings, will be sufficient to discharge the total payment requirements of each SPE over the expected term of the transaction (id.). In addition, the Agencies maintain that the proposed Financing Order meets the legal requirements to issue RRBs, and incorporates all known provisions necessary to achieve the highest possible credit rating and thus the lowest possible interest cost for the RRBs (id. at 4). The Agencies note that the true-up mechanism proposed by the Companies for increases in the RTC Charges may require deferral of other charges (id. at 7). The Agencies also note that the Department will review the Companies’ Financing Order periodically to assure the accuracy of the reimbursable transition costs amounts, and will require the Companies to issue a uniform rate credit based on usage if the total in the financing order exceeds the actual amount of reimbursable transition costs (id. at 8-9, citing G.L. c. 164, § 1G(a)(2)).

[24]	However, the Agencies note that they make no recommendation regarding the following matters which they contend are within the Department’s authority: (I) determination and audit of reimbursable transition cost amounts; (ii) the use of RRB proceeds by the Companies; and (iii) matters related to the termination of obligations under PPAs (Agency Brief at 2, n.1).

D.T.E. 04-70	Page 40

The Agencies disagree with the Attorney General’s assertion that the Department should order the Companies to provide Treasury debt interest rates and premiums over those rates used to determine the coupon rates with the Issuance Advice Letter (Agencies Reply Brief at 2). The Agencies state that it is their role to oversee the issuance of the RRBs, and that they are currently overseeing the issuance of the RRBs (id.). The Agencies state that they will approve the final terms and conditions of the RRBs, in consultation with the investment banker who has served in this capacity on behalf of the Agencies in connection with prior RRB issuances and continues to serve in this RRB issuance (id.). Therefore, the Agencies conclude, that the Department should not require the provision of Treasury debt interest rates and premiums over those rates used to determine the coupon rates with the Issuance Advice Letter (Agencies Reply Brief at 2).

3.	The Companies

The Companies assert that the proposed Financing Order complies with the Act, including: providing for an 18-month look-back audit; providing for a uniform rate credit; billing, and collection and remittance procedures; a mechanism to address unanticipated excess RTC charges; and terms of the draft service agreement (Companies Brief at 12-13). The Companies maintain that the proposed Financing Order contemplates that the Agencies will oversee the issuance of the RRBs (id. at 14). The Companies further note that it is the Agencies that will approve the final terms of the RRBs, including pricing, in order to ensure

D.T.E. 04-70	Page 41

that the all-in costs of issuing the RRBs are minimized given current market conditions (Companies Reply Brief at 10, citing Agencies Brief at 2). The Companies also state that the Agencies have reviewed the Companies’ filing, and have given the opinion that: the petition meets the legal requirements to issue RRBs; the proposed Financing Order contains the provisions necessary for the RRBs to achieve the highest possible ratings from major rating agencies, and therefore, bear the lowest interest cost in the current rate environment; the proposed Financing Order contains third-party billing requirements of rating agencies; the proposed Financing Order contains provisions to ensure that funds will be credited to customers; and annual company servicing fees are reasonable (Companies Brief at 14-15, citing Comment of the Agencies at 2-4).

Regarding the Issuance Advice Letter, the Companies contend that it is not necessary to include in the Financing Order a provision for prompt correction of any errors in calculations (Companies Reply Brief at 9). The Companies argue that to the extent any errors occur, these amounts will be taken into account in annual or more frequent adjustments to the RTC charge (id. at 9, citing Exh. NSTAR-EGO-5). Any unanticipated over-collections would be deposited in a reserve account, and then, in turn, the amount would be included in an RTC adjustment that is made annually (id. at 10).

Regarding the provision of additional data concerning Treasury rates and spreads, the Companies argue that the provision of such data is unnecessary since the Agencies will oversee the issuance of the RRBs (id.). The Companies contend that the Agencies are to ensure that the all-in costs of issuing the RRBs are minimized given current market conditions, and that the Agencies will approve the final terms of the RRBs, including pricing (id., citing Agencies Brief at 3).

D.T.E. 04-70	Page 42

Regarding the Attorney General’s recommendation to lengthen the term of the bonds to coincide with the term of the Dartmouth PPA, the Companies assert that the proposed term for the RRBs appropriately takes into account the Department’s stated goal of ensuring that customers realize the benefits of reduced transition costs as soon as possible (id. at 5, citing D.T.E. 97-111, at 75-76). The Companies maintain that the Attorney General’s assertion of inter-generational cross-subsidization resulting from the Companies’ proposed term for the RRBs is unfounded and insupportable, and that per the Act, transition charges are non-bypassable, i.e., that customers in general are responsible for the payment of transition costs (id. at 5, citing G.L. c. 164, § 1G(e)). The Companies note that their proposed securitization payment period is applicable to the Dartmouth Agreement Termination Payment, MASSPOWER buyout, and the Commonwealth Deferral, and, additionally, that it is impossible to match, at any given time, the generation of customers that would have paid a particular underlying transition cost with the customer that may pay the RTC Charge (id.). Finally, the Companies state that although there is no precise formula that can be applied, the Department qualitatively balances multiple factors when it considers the issue of inter-generational equity (id. at 6, citing Fitchburg Gas and Electric Light Company, D.T.E. 02-24/25, at 153 (2002); Boston Gas Company, D.P.U. 93-60-D at 4 (1994)).

D.T.E. 04-70	Page 43

C.	Analysis and Findings

1.	Issuance Advice Letter

Regarding the issue of correcting any errors in the Issuance Advice Letter, the Attorney General’s request to amend the Financing Order to require the Companies to correct any miscalculations or errors in the Issuance Advice Letter presumes that the Department should avail itself of the authority to require immediate corrections in the Issuance Advice Letter. The Agencies have ultimate responsibility for ensuring that ratepayers receive the most advantageous terms available for the issuance of RRBs (see Agencies Reply Brief at 2), including the production of the Issuance Advice Letter. Furthermore, consistent with our determination not to set the bond maturities for the RRBs (see below, Section VI.C.3), the Department does not find it appropriate to impose procedural and regulatory requirements that impede the Agencies in attaining outcomes most advantageous to ratepayers. In addition, the Department finds that the periodic true-up/adjustment mechanisms that are currently in place are sufficient to correct errors that may occur in the Issuance Advice Letter, in subsequent Issuance Advice Letters or Attachments. Finally, the review of these data could delay or contribute additional administrative and regulatory burden. Therefore, the Department will not require the immediate correction of errors to be included in the Issuance Advice Letter as requested by the Attorney General.

2.	Provision of Additional Data Regarding the Bond Issuance

Regarding the provision of additional data regarding the bond issuance, it is the responsibility of the Agencies to approve the final terms of the RRBs, including pricing, and to

D.T.E. 04-70	Page 44

perform this function in such a fashion that minimizes the costs of the offering (Agencies Brief at 2, 3; Agencies Reply Brief at 3). The Department recognizes the expertise of the Agencies in these matters and their competence in performing their duties in the previous securitization transactions. Therefore, we do not find it necessary to require that the Treasury rates and spread information be provided as requested by the Attorney General. Consequently, the Department rejects the Attorney General’s request that the Department require that the Treasury rates and spread information be provided.

3.	Length of Bonds Term

The Department rejects the recommendation of the Attorney General that the Companies should lengthen the maturity of the bonds from the proposed eight years to twelve years to match the term of the Dartmouth PPA. First, transition costs are stranded costs that are non-bypassable and recovered through a kilowatt-hour charge that is the same for all customer classes. G.L. c. 164, §§ 1G(a)(1) and (e). As such, transition costs by their nature are not recovered dollar for dollar by those customers that caused the costs. Second, in both the prior securitizations approved by the Department (D.T.E. 98-118 and D.T.E. 00-40), and in the instant securitization, the Agencies have pledged to ensure minimized costs for ratepayers and have pledged to pursue “the most efficient structure for the issuance of the RRBs” (Agencies Brief at 2). The Department finds that the imposition of requirements such as the term of the bonds could compromise or interfere with the ability of the Agencies to achieve their goals. Therefore, the Department rejects the suggestion of the Attorney General to lengthen the maturity of bonds issued as part of the securitization.

D.T.E. 04-70	Page 45

4.	Conclusion

The Department has reviewed the proposed Financing Order (Exh. NSTAR-1B). The Department finds that the proposed Financing Order is consistent with the requirements of the Act and the findings in this Order. Therefore, the Department approves the proposed Financing Order, and incorporates that Financing Order as Appendix to D.T.E. 04-70.25

VII.	EXEMPTIONS

A.	Exemption From the Competitive Bidding Requirements

1.	Introduction

The Companies request an exemption from the competitive bidding requirements of G.L. c. 164, § 15 pertaining to the issuance of debt securities (Petition at 2). The Companies argue that a complex, asset-backed securitization transaction such as this requires significant input from investment bankers in order to achieve the highest possible rating for the RRBs (Exh. NSTAR-EGO at 28; Companies Brief at 13). The Companies state that unless an investment bank had assurance that it would be retained to underwrite the RRB transaction, the investment bank would not be willing to commit the significant resources and time necessary for a successful RRB transaction (Exh. NSTAR-EGO at 28-29). Therefore, the Companies consider the competitive bidding requirements of G.L. c. 164, § 15 to materially inhibit their ability to obtain the necessary levels of input and guidance (Companies Brief at 13). No other party addressed this issue.

[25]	The Financing Order we approve today is the same as Exh. NSTAR-1B.

D.T.E. 04-70	Page 46

2.	Standard of Review

Pursuant to G.L. c. 164, § 15, an electric or gas company offering long-term bonds or notes in excess of $1,000,000 in face amount payable at periods of more than five years after the date thereof must invite purchase proposals through newspaper advertisements. The Department may grant an exemption from this advertising requirement if the Department finds that an exemption is in the public interest. G.L. c. 164, § 15. The Department has found it in the public interest to grant an exemption from the advertising requirement where there has been a measure of competition in private placement. See, e.g., Berkshire Gas Company, D.P.U. 89-12, at 11 (1989); Eastern Edison Company, D.P.U. 88-127, at 11-12 (1988); Western Massachusetts Electric Company, D.P.U. 88-32, at 5 (1988). The Department also has found that it is in the public interest to grant a company an exemption from the advertising requirement when a measure of flexibility is necessary in order for a company to enter the bond market in a timely manner. See, e.g., D.P.U. 88-32, at 5. However, G.L. c. 164, § 15 requires advertising as the general rule, and waiver cannot be automatic, but must be justified whenever requested. Bay State Gas Company, D.T.E. 02-73, at 14.

3.	Analysis and Findings

In D.T.E. 98-118, at 42-43, the Department approved Boston Edison’s request for an exemption from the requirements of G.L. c. 164, § 15, citing the limited ability to obtain service from entities sufficiently familiar with utility asset-backed securities, as well as the

D.T.E. 04-70	Page 47

increased flexibility offered by a negotiated process.26 In this case, the Companies have demonstrated that securitization financings are highly structured, complex, multi-party undertakings requiring expertise in a wide range of areas, including transaction structuring, financial analysis, system and data requirements, rating agency negotiations, investor education, and marketing and distribution (Exhs. NSTAR-JF, at 2; NSTAR-EGO-2; NSTAR-EGO at 20-21). In addition, the Companies have also demonstrated that, given the level of preparation work that would be required, entities providing such services would likely do so only if the provider had a high degree of assurance that their firm would be selected to market and issue the RRBs (Exh. NSTAR-EGO at 28-29). The Department finds that the Companies have shown that a competitive bid process could deter underwriter assistance, a critical element of a successful RRB transaction; this lack of underwriter assistance may reduce the ability of the Companies to execute a successful RRB transaction, possibly denying the benefits of securitization to ratepayers. See D.T.E. 98-118, at 42-43; D.T.E. 00-40, App. 1 at 38.

Furthermore, the competitive bidding requirement is inconsistent with the role of the Agencies in this transaction. It is the Agencies in their role as financing entity, not the Department, that oversee the issuance of the RRBs, including approval of the final terms and conditions of the RRBs (Agencies Reply Brief at 2; Exh. NSTAR-1B at A-33). The Agencies also coordinate marketing of the bonds and the procurement of bond trustees and related

[26]	To date, 20 utilities in nine states, including Massachusetts, have successfully issued RRBs; each of these transactions received triple A ratings from two or more nationally recognized rating agencies (Exh. NSTAR-JF at 4).

D.T.E. 04-70	Page 48

services, approve the Companies selection of rating agencies, and coordinate the underwriting syndicate to minimize the all-in cost of the RRBs and associated administrative expense (Agencies Brief at 3; Exh. NSTAR-1B at A-33, A-34). See also D.T.E. 04-51, D.T.E. 04-74 (role of Massachusetts Development Finance Agency). The Department finds that the Companies have demonstrated the benefits of a competitive solicitation process are enjoyed by their ratepayers through the structure of the RRB transaction, and that requiring a competitive solicitation process could ultimately jeopardize the securitization process itself. See D.T.E. 98-118, at 42-43. Therefore, based on the foregoing analysis, the Department finds that it is in the public interest to exempt the Companies from the competitive bidding requirements of G.L. c. 164, § 15.

B.	Exemption From G.L. c. 164, § 15A

1.	Introduction

The Companies request a exemption from the par value debt issuance requirement of G.L. c. 164, § 15A (Petition at 2). According to the Companies, such an exemption would be in the public interest because it is difficult to price the RRBs at par value at all times and still achieve the lowest interest rate available for securitization (Exh. NSTAR-EGO at 29; Companies Brief at 14). The Companies maintain that the requested exemption will allow the Companies to issue the RRBs regardless of the daily changes in the financial markets (Exh. NSTAR-EGO at 29; Companies Brief at 14). The Companies further argue that without the ability to set the effective interest rate most precisely through a small discount on the par value of the RRBs, the Companies could have to pay a slightly higher interest rate to sell the RRBs resulting in lower savings to ratepayers (Exh. NSTAR-EGO at 29; Companies Brief at 14). No other party addressed this issue.

D.T.E. 04-70	Page 49

2.	Standard of Review

Pursuant to G.L. c. 164, § 15A, a company is required to sell long-term bonds, debentures, notes, or other evidence of indebtedness at no less than the par value or face amount unless sale at less than par value is found by the Department to be in the public interest. See, e.g., Boston Edison Company, D.P.U. 91-47, at 13 (1991). The Department has found that it is in the public interest to grant an exemption from the par value requirement where market conditions make it difficult at times for a company to price a particular issue at par value and simultaneously offer an acceptable coupon rate to prospective buyers. Bay State Gas Company, D.P.U. 91-25, at 9 (1991). The Department also has found that it is in the public interest to authorize the issuance of debt securities below par value where authorization to do so offers a company enhanced flexibility in entering the market quickly to take advantage of prevailing interest rates, particularly if enhanced flexibility promises to benefit the company’s ratepayers in the form of lower interest rates and a lower cost of capital. Id.; see also Boston Gas Company, D.P.U. 92-127, at 8 (1992); D.P.U. 91-47, at 12-13. If the Department authorizes a company to issue debt securities at less than par value, the Department may establish the method by which the company is required to amortize any discount.27 G.L. c. 164, § 15A; see, e.g., D.P.U. 92-127, at 8; D.P.U. 91-47, at 15.

[27]	The discount is the difference between the par value of a bond, note, or other debt security and the actual issue price when the actual issue price is less than par value.

D.T.E. 04-70	Page 50

3.	Analysis and Findings

The Department recognizes that investors rely on, and expect, discounts from par value to serve as a fine-tuning device to ensure that the coupon rate matches market expectations, thereby offering the utilities increased flexibility in placing their issuances with prospective investors. Nantucket Electric Company/Massachusetts Electric Company, D.T.E. 04-74, at 29 (2004); Berkshire Gas Company, D.T.E. 03-89, at 16-17 (2004); Bay State Gas Company, D.P.U. 91-25, at 10 (1991). The Companies have demonstrated that market conditions may make it difficult to price the RRBs at par value at all times and still realize the most favorable interest rate (Exh. NSTAR-EGO at 29). The increased flexibility afforded by discounts would enable the Companies to issue RRBs in a timely manner and take advantage of favorable market conditions. D.T.E. 98-118, at 44. For these reasons, the Department finds that it is in the public interest to exempt the Companies from the par value requirements of G.L. c. 164, § 15A.

D.T.E. 04-70	Page 51

VIII.	ORDER

Accordingly, after due notice, hearing and consideration, it is

ORDERED: That the petition of Boston Edison Company and Commonwealth Electric Company, dated August 31, 2004, for approvals relating to the issuance of rate reduction bonds is hereby APPROVED; and it is

FURTHER ORDERED: That the issuance of rate reduction bonds by Boston Edison Company and Commonwealth Electric Company to securitize reimbursable transition costs amounts pursuant to this Financing Order and the Appendix to D.T.E. 04-70, which contains additional terms for the issuance of the bonds, is hereby APPROVED; and it is

FURTHER ORDERED: That the amount which Boston Edison Company and Commonwealth Electric Company may securitize comprises the costs associated with: (1) the payments associated with the termination of Boston Edison Company and Commonwealth Electric Company’s obligations under certain purchase power agreements between the Companies and MASSPOWER, as approved by the Department in D.T.E. 04-61, and between Commonwealth Electric Company and Dartmouth Power Associates Limited Partnership, as approved by the Department in D.T.E. 04-78, (2) the recovery of transition costs deferred by Commonwealth Electric Company pursuant to its restructuring plan, (3) transaction costs arising in connection with the issuance of the rate reduction bonds, and (4) the provision of any required credit enhancement; and it is

D.T.E. 04-70	Page 52

FURTHER ORDERED: That Boston Edison Company and Commonwealth Electric Company’s request for an exemption from the competitive bidding requirements of G.L. c. 164, § 15 is hereby APPROVED; and it is

FURTHER ORDERED: That Boston Edison Company and Commonwealth Electric Company’s request for an exemption from the par value debt issuance requirements of G.L. c. 164, § 15A is hereby APPROVED; and it is

FURTHER ORDERED: That Boston Edison Company and Commonwealth Electric Company shall comply with all orders and directives contained herein.

By Order of the Department,

/s/
Paul G. Afonso, Chairman

/s/
James Connelly, Commissioner

/s/
W. Robert Keating, Commissioner

/s/
Judith F. Judson, Commissioner

D.T.E. 04-70	Page 53

An appeal as to matters of law from any final decision, order or ruling of the Commission may be taken to the Supreme Judicial Court by an aggrieved party in interest by the filing of a written petition praying that the Order of the Commission be modified or set aside in whole or in part. Such petition for appeal shall be filed with the Secretary of the Commission within twenty days after the date of service of the decision, order or ruling of the Commission, or within such further time as the Commission may allow upon request filed prior to the expiration of the twenty days after the date of service of said decision, order or ruling. Within ten days after such petition has been filed, the appealing party shall enter the appeal in the Supreme Judicial Court sitting in Suffolk County by filing a copy thereof with the Clerk of said Court. G.L. c. 25, § 5.

APPENDIX TO D.T.E. 04-70

THE COMMONWEALTH OF MASSACHUSETTS

DEPARTMENT OF TELECOMMUNICATIONS AND ENERGY

)
Boston Edison Company	)	D.T.E. 04-70
Commonwealth Electric Company	)
)

FINANCING ORDER

The Department of Telecommunications and Energy (the “Department”) has considered the proposed issuance of electric rate reduction bonds (“RRBs”) on behalf of Boston Edison Company (together with any legal successors thereto, “Boston Edison”) and Commonwealth Electric Company (together with any legal successors thereto, “Commonwealth”; Boston Edison and Commonwealth are collectively referred to herein as the “Companies” and individually as a “Company”) to securitize (as such term is used in G.L. c. 164, §§ 1G and 1H) reimbursable transition costs amounts of approximately $675 million (the “RRB Transaction”). These reimbursable transition costs amounts consist of the liquidation payments associated with the termination of obligations under power purchase agreements (the “PPAs”) between the Companies and MASSPOWER and between Commonwealth and Dartmouth Power Associates, L.P. (“Dartmouth”), the recovery of certain transition costs deferred by Commonwealth pursuant to the Commonwealth restructuring plan (the “Restructuring Plan”), transaction costs arising in connection with the issuance of the RRBs, and the provision of any required credit enhancement.

The principal amount of RRBs is subject to adjustment (which may be significant) based on the timing of the closing of the buyout of the PPAs and the issuance of the RRBs, the amount of Commonwealth’s outstanding deferred transition costs at the time of issuance of the RRBs, the actual transaction costs (including any required credit enhancement) arising in connection with the RRB Transaction, input from nationally recognized statistical rating organizations (the “rating agencies”) selected by the Companies with the approval of the Massachusetts Health and Educational Facilities Authority and MassDevelopment (together the “Agencies”) to assign credit ratings to the RRBs, and changes in the proposed transaction not now anticipated by the Companies.

The Department finds the RRB Transaction will result in net savings for the benefit of the Companies’ customers reflected in lower transition charges than would be required to recover the approved transition costs if this Financing Order was not adopted and otherwise satisfies the requirements of G.L. c. 164, §§ 1G and 1H. Therefore, pursuant to this Financing Order, the Department authorizes the RRB Transaction as described in the Companies’ Petition.

2

TABLE OF CONTENTS

I.	STATUTORY AND REGULATORY OVERVIEW		1

II.	RRB TRANSACTION		1

	A.	Proposed Structure	1

	B.	Recovery of Transition Costs	5

	C.	Ongoing Transaction Costs	8

	D.	RTC Charge	8

	E.	Periodic Adjustments to the RTC Charge	12

	F.	Formation of the SPEs	13

	G.	Transition Property	14

	H.	Sale of Transition Property to SPE	15

	I.	Issuance and Transfer of Debt Securities and Issuance of RRBs	16

	J.	Nonbypassable RTC Charge	17

III.	RATEPAYER BENEFITS		17

IV.	USE OF PROCEEDS		18

V.	RELATED ISSUES		18

	A.	Tax Considerations	18

	B.	Accounting and Financial Reporting	18

	C.	Rating Agency Considerations	19

	D.	Allocation of Collection Shortfalls	23

	E.	Servicing	24

	F.	Accounting for Certain Benefits.	25

	G.	SPE Administration and Other Transactions with each SPE.	26

VI.	FINDINGS	26

VII.	ORDERS	34

Appendix A ISSUANCE ADVICE LETTER		A-1

Appendix B TRUE-UP ADVICE LETTER		B-1

ii

I.	STATUTORY AND REGULATORY OVERVIEW

On November 25, 1997, the Governor of Massachusetts signed into law a comprehensive electric industry restructuring law, Chapter 164 of the Acts of 1997 (the “Act”), which authorizes electric companies to securitize all or a portion of their transition costs through the issuance of RRBs to provide savings to ratepayers.

In the Boston Edison Restructuring Settlement Agreement approved by the Department in D.T.E./D.P.U. 96-23 (the “Settlement Agreement”), Commonwealth’s Restructuring Plan approved by the Department in D.P.U./D.T.E. 97-111 and 97-111-A, and subsequent filings pursuant to the Settlement Agreement and the Restructuring Plan, including the transactions contemplated in this proceeding, the Department approved the Companies’ respective transition charges to recover on a fully reconciling basis all of the Companies’ respective transition costs, including the reimbursable transition costs amounts being securitized.

Boston Edison, together with other electric companies, and the staffs of the Agencies have previously developed a structure for the RRB Transaction and the process for approval by the Department. The Agencies have reviewed and commented on the Petition, the exhibits thereto and this proposed Financing Order. The Agencies have indicated that the proposed RRB Transaction satisfies all statutory and rating agency requirements and that the transaction costs that have been negotiated or reviewed by the Agencies as described herein are reasonable.

II.	RRB TRANSACTION

A.	Proposed Structure

The Companies have provided a general description of the RRB Transaction structure in their testimony and discovery conducted during the proceedings. This proposed structure is subject to modification, depending upon marketing of the RRBs and negotiations with rating agencies selected to assign credit ratings to the RRBs. The final structure will be determined by the Companies at the time the RRBs are priced, with the approval of the Agencies as provided herein, and after input from the rating agencies and the underwriters.

Pursuant to this Financing Order, the Companies will securitize a portion of their transition costs (as defined in G.L. c. 164, §§ 1G and 1H), together with the transaction costs of issuing the RRBs and providing for any required credit enhancement. These amounts constitute reimbursable transition costs amounts (as defined in G.L. c. 164, § 1H(a)) and shall be financed through the issuance of debt securities by a special purpose entity (“SPE”) of each Company (the “Debt Securities”) and the RRBs. The repayment of the Debt Securities and ultimately the RRBs will be effected through the assessment and collection of a portion of each Company’s transition charge (such portion is referred to hereunder as the “RTC Charge”). The transition charge of each Company, a component of which will be the RTC Charge, is a separate, non-bypassable charge assessed and collected from all classes of retail users of the respective Companies’ distribution systems within the geographic service territory in effect on July 1, 1997, whether or not energy is purchased from the Companies, or any third party generation supplier, and whether or not such distribution system is being operated by the Companies, or a successor distribution Company. Each transition charge (including each RTC Charge) is a usage-based tariff on each retail user’s monthly bill and may include in the future any exit charge collected pursuant to G.L. c. 164, § 1G(g) until an SPE’s Total Payment Requirements (as defined below) are discharged in full.

As described in the Petition, the principal asset to be used to support each of the SPE’s Debt Securities, and ultimately the RRBs, is transition property (the “Transition Property”) of each related Company. The Transition Property of each Company represents a continuously existing property right created pursuant to G.L. c. 164, § 1H, including, without limitation, the right, title and interest in and to all revenues, collections, claims, payments, money, or proceeds of or arising from or constituting (a) the reimbursable transition costs amounts established by this Financing Order, including such amounts established in an issuance advice letter (the “Issuance Advice Letter”), (b) the RTC Charge for such Company authorized by this Financing Order, including the initial RTC Charge set forth in the Issuance Advice Letter, as it may be adjusted from time to time in order to generate amounts sufficient to discharge an amount equal to the sum of the SPE’s Periodic Payment Requirements and (c) all rights to obtain periodic adjustments and non-routine adjustments to the RTC Charge. Pursuant to this Financing Order, the Transition Property and the RTC Charge of each Company are irrevocable, and cannot be reduced, rescinded, altered, amended or impaired by either the Department (or any successor entity) or The Commonwealth of Massachusetts through its pledge contained in G.L. c. 164, § 1H(b)(3).

Each Company will form an SPE which will be a bankruptcy-remote entity, wholly owned by Boston Edison or Commonwealth, as the case may be. Each Company will provide the initial capitalization of its SPE (currently estimated to be approximately 0.50% of the initial RRB principal balance allocable to such Company).

Each Company will sell its Transition Property to its wholly owned SPE in a transaction which, under G.L. c. 164, § 1H(f)(1), is intended to be treated as a legal true sale and absolute transfer to such SPE. Each such SPE will constitute a financing entity for purposes of G.L. c. 164, § 1H.

To raise the funds to pay the purchase price of the Transition Property to the Companies, each SPE will issue and sell Debt Securities to a single special purpose trust established by the Agencies (the “RRB Trust”). The RRB Trust, which will constitute a financing entity for purposes of G.L. c. 164,§ 1H, will then issue and sell the RRBs to investors, the allocable proceeds of which will be remitted to the SPEs and ultimately to the Companies. The RRBs will be pass-through certificates representing undivided beneficial interests in the Debt Securities of each SPE in the manner permitted by G.L. c. 164, § 1H(c). Neither SPE will be obligated with respect to the Debt Securities of the other SPE, and, therefore, the customers of the respective Companies will not be affected by the actions of the other Company or the adequacy of the other Company’s Transition Property. Combining the issuance of each of the Companies in one RRB transaction will result in issuance cost savings and other efficiencies, thereby lowering costs for customers.

The Debt Securities of the SPEs will be secured by a first-priority statutory lien on all Transition Property held by the SPE that issues such Debt Securities as provided in G.L. c. 164, § 1H(e), together with a pledge of other collateral of such SPE (the “Other SPE Collateral”). The Other SPE Collateral will include, without limitation, the rights of such SPE under the RRB Transaction documents to which it is a party, including the purchase agreement by which such SPE acquires the Transition Property; the servicing agreement (the “Servicing Agreement”) by which its related Company acts as initial servicer (each, a “Servicer”) for its Transition Property, or any successor Servicer acts as Servicer of the Transition Property; the Administration Agreement (as defined below); and the collection account and any subaccounts of such SPE contained in such SPE’s collection account including a capital subaccount, an overcollateralization subaccount and reserve subaccount, and any investment earnings on such amounts (other than earnings on the capital subaccount) held by such SPE.

It is anticipated that the RRBs may be issued in multiple classes with separate maturities depending upon market conditions. The longest term RRBs will have an expected maturity of approximately 8 years. The legal maturities of each class will be up to 2 years beyond its expected maturity or longer, if required by the rating agencies, in accordance with G.L. c. 164, § 1H(b)(4)(vi).

B.	Recovery of Transition Costs

G.L. c. 164, § 1H(b)(1) provides that the Department may issue a financing order “to facilitate the provision, recovery, financing, or refinancing of transition costs.” Transition costs are “the embedded costs” which are determined to be recoverable through a transition charge pursuant to G.L. c. 164, § 1. In the Settlement Agreement, the Department approved the transition costs and transition charges (referred to as access charges in the Settlement Agreement) that Boston Edison may collect. In the Restructuring Plan, the Department approved Commonwealth’s transition costs and transition charges which Commonwealth may collect. The Department has further determined, under G.L. c. 164, §§ 1G(e) and H(b)(2), that these transition charges be nonbypassable by ratepayers. The Department can authorize an electric company to securitize reimbursable transition costs amounts, as provided in G.L. c. 164, § 1H. Pursuant to this Financing Order, the Department authorizes the Companies’ securitization through the RRB Transaction of the reimbursable transition costs amounts recoverable through RTC Charges. The Companies currently estimate that the principal amount of RRBs to be issued will be approximately $675 million as described below subject to adjustment based on the timing of the Companies’ buyout of the PPAs and the issuance of the RRBs, the amount of Commonwealth’s outstanding deferred transition costs at the time of issuance of the RRBs, the actual transaction costs, input from rating agencies, and changes in the proposed RRB Transaction not now anticipated by the Companies.

1.	Transition Costs

In the Settlement Agreement and the Restructuring Plan, subsequent filings pursuant to the Settlement Agreement and the Restructuring Plan, and in the Companies’ Petitions relating to the termination of obligations pursuant to the PPAs (D.T.E. 04-61 and D.T.E. 04-78) the Department approved the Companies’ respective transition charges to recover on a fully reconciling basis all of the Companies’ transition costs including the reimbursable transition costs amounts proposed to be securitized, which includes Commonwealth’s deferred transition charges (i.e. the amount by which, in any given period, Commonwealth’s actual transition charges exceed the transition charges actually collected during that period). Pursuant to this Financing Order, the right to recover the reimbursable transition costs amounts proposed to be securitized shall constitute Transition Property.

2.	Transaction Costs of Issuance

In order to issue RRBs to achieve net savings for the benefit of their customers, the Companies will incur transaction costs related to the issuance of RRBs. G.L. c. 164, § 1H(a) specifically provides that a financing order shall include recovery of the costs of issuing RRBs and defines transition property to include the costs of issuing, servicing and retiring RRBs.

Based on the currently estimated initial offering of $675 million of RRBs, the Companies estimate that such amount will include transaction costs of approximately $6.5 million, which may vary, in part, based on the factors described below. These transaction costs will include, among other items, the underwriting spread, rating agency fees, accounting fees, Securities and Exchange Commission (“SEC”) registration fees, Department filing fees, printing and marketing expenses, trustees’ fees, legal and accounting fees, the Agencies’ fees, original issue discount and other miscellaneous costs and expenses. These costs also include payments made by

Commonwealth to obtain consents required in connection with the amendment of covenants relating to its outstanding debt securities. The amendment is necessary in order to permit the RRB Transaction and the resulting savings because the covenants contained in the documents for those securities would otherwise prohibit the RRB Transaction. G.L. c. 164, § 1H(a) allows the Department to issue a Financing Order to “facilitate the provision, recovery, financing or refinancing of transition costs.” Fees paid to lenders in connection with the amendment necessary to allow Commonwealth to undertake the securitization financing and avoid prepayment of outstanding debt, and thereby increase savings to customers, are financing costs allowed by Section 1H(a). Certain fees, such as underwriters’ spread, rating agency fees, SEC registration fees, Department filing fees, and the Agencies’ fees will vary, depending primarily on the actual principal amount of RRBs to be issued. Other fees are based on market rates charged for similar transactions. These fees have been negotiated or approved by the Agencies, other than the SEC registration and Department filing fees, which are determined by law or regulation, and the Companies’ legal and accounting fees, as well as the covenant amendment fees to be paid by Commonwealth discussed above, which have been negotiated and reviewed by the Companies and are consistent with similar transactions.

The Department authorizes the Companies, with approval of the Agencies to the extent described above, to recover the transaction costs of issuing RRBs described above, out of the proceeds of the RRB Transaction; and to include such costs as reimbursable transition costs amounts and the right to recover such amounts shall constitute Transition Property. To the extent prior payment is required, such costs will be paid by the Companies and reimbursed from the proceeds of the RRB Transaction.

C.	Ongoing Transaction Costs

The Department approves the Companies’ recovery of ongoing transaction costs through the RTC Charge. The primary ongoing transaction costs will be the servicing fee (the “Servicing Fee”) paid to each Company, as initial servicer (“Servicer”) of the Transition Property sold to its wholly-owned SPE, or any successor Servicer and the Administration Fee (as described below). Other ongoing costs associated with the RRB Transaction include, the ongoing rating agency fees, fees for the trustees, legal and accounting fees and other miscellaneous fees and expenses. The Companies will also collect funding for the overcollateralization accounts. In addition, ongoing transaction costs may include any indemnity obligations of the SPEs in the RRB Transaction documents for the SPE officers and managers, liabilities of the RRB Trust, and liabilities to the underwriters related to the underwriting of the RRBs. These costs will also be reimbursable transition costs amounts and will be recovered through the RTC Charge in accordance with G.L. c. 164, § 1H and the right to recover these costs as reimbursable transition costs amounts will constitute Transition Property.

D.	RTC Charge

To facilitate the RRB Transaction, this Financing Order provides a procedure to establish the RTC Charges necessary to amortize each of the SPE’s Debt Securities, and ultimately the RRBs, in accordance with their expected amortization schedules, and to provide for the payment of all ongoing transaction costs associated with the RRB Transaction. The Department understands that the RTC Charges will vary over the life of the RRB Transaction as a result of several factors, including, without limitation, changes in the outstanding principal balance of the RRBs, the impact of the variability of energy sales forecasts, changes in weighted average days outstanding of customer receivables and charge-off experience, and changes in the ongoing costs of the RRB Transaction. Prior to the issuance of the RRBs, each of the Companies is authorized to file an Issuance Advice Letter with the Department. The Issuance Advice Letters will confirm the final structure and repayment terms of the RRB Transaction, the total principal amount and pricing of RRBs (including the principal balance of each of the SPE’s Debt Securities, reflecting the principal balance of RRBs allocable to each of the Companies) and the actual transaction costs (including the transaction costs allocable to each of the Companies). Each filing will also describe the initial RTC Charge of each of the Companies associated with the RRB Transaction, which will be calculated using the methodology described in the Companies’ prefiled testimony and adopted in this Financing Order.

To confirm that the actual terms of the RRB Transaction will result in savings for ratepayers, the Department will require the Companies to provide in the Issuance Advice Letters a calculation of projected savings to ratepayers, using the methodology contained in the Companies’ testimony, applied to the actual structure and terms of the Debt Securities and the RRBs. So long as the terms and structure result in net savings to the Companies’ customers in accordance with this approved methodology, the Companies are authorized to undertake the RRB Transaction.

The RTC Charges for customers established by this Financing Order and calculated using the methodology contained in the Companies’ testimony, shall become effective automatically when an Issuance Advice Letter is filed. The RTC Charge calculations have been examined and found reasonable and each of the Companies will use an Issuance Advice Letter substantially in the form of Appendix A to this Financing Order.

As more fully described in the testimony, each Company, or any successor Servicer, is expected to remit to the trustee for its SPE’s Debt Securities (each a “Note Trustee”), on a daily basis, an amount equal to the actual RTC Charges billed, less an allowance for estimated charge-offs as more fully described in the prefiled testimony, on or about the day such amounts are deemed to be collected. The deemed collection date of such amounts will be the weighted average number of days, based on such Company’s historical collections experience, that a monthly bill for services remains outstanding before payment. On the basis of these remittances on or about the deemed collection date, collections of RTC Charges will be deemed paid within one calendar month of collection for purposes of G.L. c. 164, § 1H(b)(8). Each Servicer then will reconcile such remittances at least once annually for all remittances made in the previous year as more fully described in the testimony. Each Company’s establishment of the deemed collection date, based on its historical collections experience, and its remittance and reconciliation procedure is an economical and cost effective method of identifying to a useful degree of certainty the actual RTC Charge collections in accordance with the provisions of G.L. c. 164, § 1H(b)(8), given each Company’s current accounting and billing information systems capabilities. On each semi-annual payment date for the RRBs, or more frequently depending on market conditions at the time of RRB pricing, each of the Note Trustees will release money from such SPEs’ collection account to a trustee for the RRB Trust appointed under an indenture in connection with the RRB Transaction (the “RRB Trustee”) who will apply such moneys to the payment of interest and principal on RRBs to RRB holders.

An RTC Charge will be calculated separately by each Company and will be set at a level intended to recover the principal balance of (in accordance with the expected amortization schedule), and interest on, the Debt Securities issued by such Company’s wholly-owned SPE authorized under this Financing Order, together with the ongoing costs incurred by or allocable to such Company for servicing such SPE’s Debt Securities and the RRBs (the required periodic payment of such, including deficiencies on past due principal and interest for any reason, the “Periodic Payment Requirement” and collectively, the “Total Payment Requirements”), based on assumptions set forth in the testimony including sales forecasts, weighted average days outstanding of customer receivables and charge-off experience. RTC Charges shall remain in effect until the owner of the Transition Property has received RTC Charges sufficient to discharge the Total Payment Requirements of the applicable SPE as described in G.L. c. 164, § 1H(b)(2). Payments on the SPEs’ Debt Securities and the RRBs will be semi-annual or more frequent, depending upon market conditions at the time of RRB pricing.

Under G.L. c. 164, § 1H(b)(6), the right to collect these RTC Charges becomes Transition Property when and to the extent that the Financing Order becomes effective authorizing such RTC Charges. The amounts of the reimbursable transition costs amounts determined hereby are irrevocable, and the Department or any successor entity does not have authority to, and shall not, rescind, reduce, alter, amend or impair this Financing Order, determine that the reimbursable transition costs amounts or the RTC Charges established hereby are unjust or unreasonable or in any way reduce or impair the value of the Transition Property by taking reimbursable transition costs amounts into account in setting other rates of any of the Companies. Nor shall the amounts of revenues under the RTC Charges be subject to reduction, impairment, postponement or termination. See G.L. c. 164, § 1H(b)(3).

While not separately identified on each retail user’s monthly bill, each monthly bill will note that the applicable RTC Charge, as a component of the transition charge, is being collected on behalf of an SPE, as owner of the Transition Property.

E.	Periodic Adjustments to the RTC Charges

Although this Financing Order, the Transition Property and the RTC Charges are each irrevocable, the Department or any successor entity must approve adjustments to the RTC Charges as necessary to ensure timely recovery of all reimbursable transition costs amounts that are the subject of this Financing Order, including the ongoing costs of the RRB Transaction. The Department must establish a procedure for the expeditious approval of periodic adjustments to the RTC Charges. See G.L. c. 164, § 1H(b)(5).

Each Company will establish an adjustment mechanism (an “RTC Charge True-Up Mechanism”) to periodically adjust the applicable RTC Charge, up or down, to ensure that it remains sufficient to generate an amount equal to the SPE’s Periodic Payment Requirements. Adjustments to the applicable RTC Charge pursuant to the RTC Charge True-Up Mechanism shall include, without limitation, the effect of under-estimates of required collections, customer defaults, any contingent obligations of an SPE arising from indemnity provisions in its transaction documents, customers exiting a Company’s distribution system and defaults by Servicers in the remittance of collections. Each Company proposes to adjust its RTC Charge by the RTC Charge True-Up Mechanism, at least annually, to keep actual principal amortization for its SPE’s Debt Securities in line with the expected amortization schedule which is established after the RRBs are priced. The form of advice letter for each Company’s periodic RTC Charge True-Ups is substantially in the form of Appendix B to this Financing Order.

Each Company shall file periodic RTC Charge true-up advice letters (“True-Up Advice Letters”) annually, and if necessary, more frequently. The resulting upward or downward adjustments to the applicable RTC Charge will be effective on the first day of the succeeding calendar month, or such date as may be specified in the True-Up Advice Letter, as long as such effective date is at least 15 days after the filing of such True-Up Advice Letter. For these adjustments, the adjusted RTC Charge will be calculated using the methodology set forth in the Companies’ testimony.

Whenever a Company determines that the RTC Charge True-Up Mechanism used to calculate RTC Charge adjustments requires modification to more accurately project and generate adequate revenues, a non-routine RTC Charge True-Up Advice Letter (“Non-Routine True-Up Advice Letter”) may be filed with the resulting adjustments to the RTC Charge (reflecting such modification to the methodology or model) to be effective upon review and approval by the Department within 60 days of such filing.

F.	Formation of SPEs

The Department authorizes each Company to form and capitalize an SPE to engage in the RRB Transaction as described herein. The Department hereby determines that each SPE constitutes a financing entity, as defined in G.L. c. 164, § 1H(a), which is authorized to acquire the Transition Property. Each SPE will be a Delaware limited liability company, wholly owned by Boston Edison or Commonwealth, as the case may be, and, if so, may constitute an “affiliated company” under G.L. c. 164, § 85, clause (a) or (b), subject to supervision of the Department in certain respects under G.L. c. 164, §§ 17A and 76A by reason thereof. The Department finds that each SPE is not an “affiliated company” for purposes of clause (c) of the said Section 85.

The fundamental organizational documents of each SPE will impose significant limitations upon the activities of such SPE and the ability of Boston Edison or Commonwealth, as the case may be, to take actions as the holder of the equity interest therein. For example, each SPE will be formed for the limited purpose of acquiring the Transition Property and Other SPE Collateral and issuing and selling its Debt Securities. It will not be permitted to engage in any other activities, and will have no assets other than the Transition Property and Other SPE Collateral.

Each SPE will be managed by a board of managing members. As long as the Debt Securities and the RRBs remain outstanding, each Company shall be required to cause its SPE to have at least one independent director. Without the consent of these independent directors, such SPE will be unable (a) to amend provisions of fundamental organizational documents which ensure the bankruptcy-remoteness of such SPE, (b) to institute bankruptcy or insolvency proceedings or to consent to the institution of bankruptcy or insolvency proceedings against it, or (c) to dissolve, liquidate or wind up. Other provisions may also be included to support the bankruptcy-remote character of each SPE as required by the rating agencies.

G.	Transition Property

Under G.L. c. 164, § 1H(a) of the Act, Transition Property is “the property right created pursuant to G.L. c. 164, § 1H, including, without limitation, the right, title and interest of an electric company or a financing entity to all revenues, collections, payments, money, or proceeds arising from or constituting reimbursable transition costs amounts which are the subject of a financing order, including those nonbypassable rates and other charges that are authorized by the department in the financing order to recover the transition costs and the costs of providing, recovering, financing, or refinancing the transition costs, including the costs of issuing, servicing, and retiring electric rate reduction bonds.”

The Transition Property thereafter continuously exists as property for all purposes as provided in this Financing Order, but in any event until such SPE’s Debt Securities are paid in full. See G.L. c. 164, § 1H(b)(6). Transition Property shall constitute property for all purposes whether or not the revenues or proceeds with respect to RTC Charges have accrued. See G.L. c. 164, § 1H(d)(3).

The foregoing structural elements, including, without limitation, the legal true sale and absolute transfer of the Transition Property by each Company to its SPE, and the bankruptcy-remote status of such SPE, should enable RRBs to receive a credit rating superior to that of securities issued by such Company. The Department finds that upon the filing of an Issuance Advice Letter, automatically effective as of such filing, all of the Transition Property identified in such Issuance Advice Letter constitutes a property right and shall thereafter continuously exist as property for all purposes.

H.	Sale of Transition Property to SPEs

The Department approves the sale by each Company to its wholly-owned SPE of the Transition Property identified in such Company’s Issuance Advice Letter which, under G.L. c. 164, § 1H(f)(1), will be intended, and treated, as a legal true sale and absolute transfer to each SPE, notwithstanding any other characterization for tax, accounting or other purposes. Upon the sale of the Transition Property identified in the Issuance Advice Letter to such SPE, such SPE will have all of the rights originally held by Boston Edison or Commonwealth, as the case may be, with respect to the Transition Property and Other SPE Collateral, including without limitation, the right to exercise any and all rights and remedies to collect any amounts payable by any customer in respect of the Transition Property and Other SPE Collateral, including the right to authorize the Servicer to shut-off electric power to the extent permitted in accordance with G.L. c. 164, §§ 124 A-I and any applicable regulations. Any payment by any such customer to any SPE shall discharge the customer’s obligations in respect of such Transition Property to the extent of the payment, notwithstanding any objection or direction to the contrary by Boston Edison or Commonwealth, as initial Servicer, or any successor Servicer.

I.	Issuance and Transfer of Debt Securities and Issuance of RRBs

The Department approves the issuance by the SPEs of Debt Securities, and by the RRB Trust of the RRBs, identified in the Issuance Advice Letters. The Department also approves each SPE’s pledge of its right, title and interest in and to the Transition Property and Other SPE Collateral as security for its Debt Securities. The Debt Securities and RRBs will, by their terms, be non-recourse to the Companies and their assets, but will be secured by a pledge of all of the right, title and interest of the SPE issuing such Debt Securities in its Transition Property and Other SPE Collateral. The Department approves the issuance by the RRB Trust of RRBs on terms substantially described herein and finalized in the Issuance Advice Letters. To the extent provided in this Financing Order, the final terms and conditions of the Debt Securities and RRBs shall be approved by the Agencies.

Pursuant to G.L. c. 164, § 1H(e), upon the effective date of this Financing Order there shall exist a statutory first priority lien on all Transition Property then existing or thereafter arising pursuant to the terms of this Financing Order. Such lien shall secure all obligations, then existing or subsequently arising, to the holders of the Debt Securities, and, hence, the RRBs, the trustee or representative for such holders, and the RRB Trust and shall arise by operation of law automatically without any action on the part of any Company or any other person. Such lien shall be valid, perfected, and enforceable upon the effectiveness of the Financing Order without any further public notice. Each Company expects to file a financing statement with respect to the Transition Property which will constitute a protective filing pursuant to G.L. c. 164, § 1H(e).

J.	Nonbypassable RTC Charges

To ensure credit risks are minimized, it is necessary that the RTC Charges be nonbypassable. Under G.L. c. 164, § 1H(b)(2), “nonbypassable” means the RTC Charges will be assessed and collected from all classes of retail users of each Company’s respective distribution system within the geographic service territory as in effect on July 1, 1997, whether or not energy is purchased from such Company or any third party generation supplier, and whether or not such distribution system is being operated by such Company or a successor distribution company. The RTC Charge is a usage-based component of the transition charge on each retail user’s monthly bill and may in the future include a pro rata component of any exit charge collected pursuant to G.L. c. 164, § 1G(g) by a Company and any successor distribution company, including any third party generation supplier, until the Total Payment Requirements of the applicable SPE are discharged in full.

III.	RATEPAYER BENEFITS

Each Company evaluated whether the RRB Transaction would result in net savings to its customers. Based upon the methodology and assumptions set forth in the testimony, each Company estimates the RRB Transaction to result in net savings to its customers by reducing the future transition charge payments its customers would be required to pay if this Financing Order were not adopted. The actual savings and lower transition charges resulting from the RRB Transaction will depend upon the actual amount of RRBs issued, market conditions at the time of RRB pricing, the actual amount of transition costs, and the actual amount of transaction costs, including the amount of any required credit enhancement.

Based on this evidence, the Department finds that the RRB Transaction will result in savings for customers as is contemplated by the Settlement Agreement and the Restructuring Plan and G.L. c. 164, §§ 1G(d)(4) and 1H(b)(2). To confirm this finding after RRB pricing, the

Issuance Advice Letters shall include a calculation in accordance with the Companies’ testimony indicating that, based on the actual structure and pricing terms, the RRB Transaction is expected to result in net savings and such savings will inure to the benefit of each Company’s customers.

IV.	USE OF PROCEEDS

An allocable portion of proceeds from the sale of RRBs will ultimately be remitted to each Company in consideration of such Company’s sale of its Transition Property to its wholly-owned SPE. The Companies expect to use their proceeds for the following purposes: (a) to fund the PPA liquidation payments to MASSPOWER and, in the case of Commonwealth, Dartmouth; (b) to provide any credit enhancement required for the RRBs (other than the funding of the capital subaccounts); and (c) to pay, or reimburse the Companies, for transaction costs. In addition, Commonwealth may use the proceeds to reduce its capitalization and for general corporate purposes.

V.	RELATED ISSUES

As the Companies describe in their testimony, there are several related issues that have a potentially significant impact on the RRB Transaction as described below.

A.	Tax Considerations

The interest paid to holders of RRBs will be exempt from income taxes imposed in The Commonwealth of Massachusetts but will not be exempt from federal income taxes or taxes imposed in any other state. See G.L. c. 164, § 1H(b)(4)(iii).

B.	Accounting and Financial Reporting

The amount financed is expected to be recorded in accordance with generally accepted accounting principles (“GAAP”) as long term debt on the balance sheet of each SPE for financial reporting purposes. Boston Edison, Commonwealth, each SPE, the RRB Trust and the holders of RRBs will expressly agree pursuant to the terms of the applicable documents to treat each

SPE’s Debt Securities as debt of such SPE secured by, among other things, the Transition Property and the Other SPE Collateral for this purpose. Because each SPE will be a wholly owned subsidiary of Boston Edison or Commonwealth, as the case may be, it is required that such SPE be consolidated with its parent company for financial reporting purposes under GAAP. Therefore, such SPE’s Debt Securities will appear on the consolidated balance sheet of the respective parent company in its GAAP financial statements. For purposes of financial reporting to the Department and the Federal Energy Regulatory Commission, each Company will include on its stand-alone financial statements the debt of its SPE as amounts due to associated companies. The RRB Transaction is not expected to impact either Company’s credit ratings, as it is expected that the rating agencies will determine that RRBs, which are not supported by the Companies’ general revenue stream, and not collateralized by the assets of either Company, do not affect either Company’s creditworthiness. Therefore, it is anticipated that the rating agencies will exclude the RRBs as debt for purposes of calculating financial ratios.

C.	Rating Agency Considerations

1.	True-sale Opinion

Rating agencies will require acceptable opinions of bankruptcy counsel at the time the SPE’s Debt Securities and the RRBs are issued for assurance that the Transition Property will be bankruptcy-remote from Boston Edison and Commonwealth. To obtain such opinions, the transfer of the Transition Property from a Company to its SPE must constitute a legal “true sale” such that if such Company were to become the subject of a bankruptcy or insolvency case, such Transition Property would not be part of such Company’s bankruptcy estate and therefore would not be subject to the claims of such Company’s creditors.

G.L. c. 164, § 1H(f)(1) expressly provides that under Massachusetts law certain transfers of Transition Property as described in G.L. c. 164, § 1H(f)(1) approved in a financing order shall be so treated for all purposes as an absolute transfer and true sale, other than for federal and state income tax purposes. In addition, the SPE’s Debt Securities and RRBs will be non-recourse to each Company and its assets, other than the Transition Property sold to an SPE and the Other SPE Collateral. See G.L. c. 164, § 1H(c)(1).

Another element of the bankruptcy analysis focuses on the separate legal status of each Company and its SPE. Although each Company will wholly-own its SPE, the RRB Transaction will be structured so that, in the event of a bankruptcy of such Company, its SPE’s separate legal existence would be respected and the assets and liabilities of such SPE would remain separate from the estate of such Company. The structural elements supporting such separate existence include, without limitation, requirements that each SPE be adequately capitalized, that each Company be adequately compensated on an arms-length basis for the functions it performs in billing, collecting and remitting the RTC Charges and that each Company and each SPE take certain steps to ensure that creditors are not mislead as to their separate existence. These structural protections are very important to avoid the potential for “substantive consolidation” in a bankruptcy proceeding where the liabilities of two or more affiliated entities (such as each of the Companies and their respective SPEs) are pooled and claims of third-party creditors against any of those entities being treated as claims against the common pool of assets created by consolidation.

2.	Credit Enhancement

Credit enhancements are mechanisms that provide investors with added assurance that they will recover their investment. Examples of credit enhancement include the right to make periodic adjustments to the RTC Charges, the overcollateralization subaccount, the capital subaccount, and the reserve subaccount. It is expected that the RRB Transaction will incorporate the RTC Charge True-Up Mechanism authorized by G.L. c. 164, § 1H(b)(5) as described above, the various subaccounts, and other means of credit enhancement to the extent required by the rating agencies.

From a credit perspective, the purpose of the capital and overcollateralization subaccounts owned by each of the SPEs is to provide security to investors and to enhance the credit rating of the RRBs by providing a cushion to cover shortfalls in RTC Charge collections. Each Company initially will fund the capital subaccount of its wholly-owned SPE in an amount expected to equal 0.50 percent of the initial principal balance of its SPE’s Debt Securities (i.e., the principal amount of the RRBs allocated to it). The overcollateralization subaccounts will be funded ratably over time through the RTC Charge to an amount expected to equal 0.50 percent of the initial principal balance of the respective SPE’s Debt Securities. The amounts needed to fund the capital and overcollateralization subaccounts in order to satisfy the rating agencies will be determined by the Companies with input from the rating agencies prior to the time the RRBs are priced. Any deficiencies in the capital and overcollateralization subaccounts will be incorporated into each periodic adjustment to the extent necessary using the RTC Charge True-Up Mechanism adopted in this Financing Order, in accordance with Section 1H(b)(7).

The primary purpose of the reserve subaccount is to hold collections and investment earnings of the SPEs in excess of their Periodic Payment Requirements for any given period. Amounts in an SPE’s reserve subaccount will be available to cover subsequent shortfalls in its RTC Charge collections. Any balances in the reserve subaccount will be incorporated into each periodic adjustment using the RTC Charge True-Up Mechanism such that the balance in the reserve subaccount will be expected to be zero at the end of the period for which the RTC Charge was adjusted.

Retail customers obligated to pay the RTC Charges in their rates should receive credit equal to the amount of any overcollateralization and any investment earnings thereon (other than the earnings on the capital subaccount of its wholly-owned SPE, which earnings will be returned as a distribution of capital by the SPE to such Company) not used to discharge the SPE’s Total Payment Requirements. As a result, overcollateralization will not reduce customer benefits from the RRB Transaction.

3.	Sequestration

The Department agrees that, in the event of a default by a Company or any successor Servicer in payment of the RTC Charges to an SPE, the Department will, upon application by (1) the holders of Debt Securities or RRBs or the Note Trustees or the RRB Trustee, (2) such SPE or its assignees or (3) pledgees or transferees of the Transition Property and Other SPE Collateral, order the sequestration and payment to or for the benefit of such SPE or such other party of revenues arising with respect to the Transition Property and Other SPE Collateral. This will provide additional certainty that the RTC Charges will benefit the owner of the Transition Property, and should serve to enhance the credit quality of RRBs.

4.	Third Party Biller Concerns

Each third party biller (“TPB”), if any, shall comply with the billing, collection and remittance procedures and information access requirements set forth in the pre-filed testimony, or such other policies or procedures as the rating agencies may require. Billing, collection and remittance of RTC Charges by a TPB may increase the risk of shortfalls in RTC Charge collections by exposing the cash flow to potential interruption due to the default, bankruptcy or insolvency of the TPB. This risk of interruption without these procedures or policies would increase risks to investors, potentially reducing the credit rating and/or increasing the rate of interest on RRBs that would be required by investors. Therefore, the Department approves such policies and procedures.

D.	Allocation of Collection Shortfalls

In order to preserve the bankruptcy-remote status of the Transition Property and Other SPE Collateral once transferred to each SPE, a Company cannot have any claim on the RTC Charges. In its capacity as Servicer, each Company will bill RTC Charges along with other charges for services rendered to customers obligated to pay such charges. If a Company collects less than the full amount that is billed to such customers, it is not permitted to favor itself over its SPE, as owner of the Transition Property. In accordance with G.L. c. 164, § 1H(b)(1), this Financing Order requires that upon the issuance of RRBs, transition charges collected shall be allocated first, to Transition Property and second, to transition charges, if any, that are not subject to this or any other financing order. In the case of Boston Edison, transition charges associated with the currently proposed RRB Transaction and the RTC Charge associated with Boston Edison’s previous RRB Transaction will both be components of the Boston Edison transition charge, each separately identified and pledged to secure the RRB Transaction to which they relate, and, in the event of any shortfall, will be shared between the Transition Property created under this Financing Order and the transition property created under the previous financing order pro rata in accordance with the respective RTC Charges.

As described earlier, it is expected that each Company, or any successor Servicer, will remit to a Note Trustee on a daily basis, an amount equal to the actual RTC Charges billed, less an allowance for estimated charge-offs, on or about the day such amounts are deemed to be collected. Each Company’s allowance for estimated RTC Charge charge-offs is its system-wide allowance for charge-offs, adjusted to take into consideration estimates of partially paid bills. Each Company will reconcile such remittances at least once annually for all remittances made in the previous year with the Note Trustee to more accurately reflect the amount of RTC Charges that should have been remitted, based on the actual system-wide charge-off percentage, which is adjusted for estimates of partially paid bills. The Department approves each Company’s remittance procedure, with estimated charge-offs relating to RTC Charges and reconciliation of remittances, and finds that such remittance procedure, based on each such Company’s accounting and billing information systems capabilities, is an economical and cost effective method of identifying to a useful degree of certainty the actual RTC Charge collections and complies with the provisions of G.L. c. 164, § 1H(b)(1).

E.	Servicing

The Department authorizes each Company to enter into a Servicing Agreement, in accordance with G.L. c. 164, § 1H(c)(3), with its SPE to perform servicing functions on behalf of such SPE. Pursuant to the Servicing Agreements, each Company will act as Servicer of its respective SPE’s Transition Property. Each Company will be responsible for customer kWh billing and usage information, and for billing, collecting and remitting the RTC Charges as described earlier and in the prefiled testimony. The Department authorizes each Company to contract with its SPE to collect amounts in respect of the RTC Charges for the benefit and account of such SPE, and to account for and remit these amounts to or for the account of such SPE. The Servicing Agreements will provide that the Companies, as initial Servicers, may not voluntarily resign their duties as Servicer without obtaining the prior approval of the Department or if such resignation will result in the reduction or withdrawal of the credit ratings of RRBs.

In order to support each SPE’s legal status separate and apart from each Company, the Servicing Fee paid to each Company must be market-based. The annual Servicing Fee, payable semi-annually or more frequently, will be a part of the Servicing Agreement and will be based upon a percentage of each Company’s allocable portion of the initial principal balance of the RRBs and will be included in the reimbursable transition costs amounts constituting Transition Property that is sold to an SPE. The Servicing Fee represents a reasonable good faith estimate of an arm’s length, market-based fee for servicing the Debt Securities. Such servicing responsibilities include, without limitation, billing, monitoring, collecting and remitting RTC Charges, systems modifications to bill, monitor, collect and remit RTC Charges, reporting requirements imposed by the Servicing Agreement, procedures required to coordinate with each TPB, and required audits related to a Company’s role as Servicer. The Servicing Fee paid to a Company will be lower than the Servicing Fee paid to a successor Servicer that does not concurrently bill the RTC Charge with charges for other services to reflect the higher costs related thereto.

F.	Accounting for Certain Benefits.

Any amounts accounted for in the reserve subaccount, which represents prior collections in excess of the prior periods’ Periodic Payment Requirements, at the time that a Company calculates a periodic RTC Charge adjustment, will be incorporated in such adjustment, in accordance with G.L. c. 164, § 1H(b)(7). Each Company, as initial Servicer (or any successor Servicer), intends, through a separate non-cash memorandum account, to account for, and ultimately credit to ratepayers, any amount remaining in the collection account and the various subaccounts (other than the capital subaccount) after its SPE’s Debt Securities are paid in full, which include interest earnings on such accounts and RTC Charge collections that remain after its SPE’s Total Payment Requirements have been discharged. Such amounts will be released to the SPE in accordance with G.L. c. 164, § 1H(b)(7), upon discharge of its SPE’s Total Payment Requirements. These benefits will inure to the benefit of ratepayers through a credit to their transition charge, or if there is no transition charge, through a credit to other rates.

G.	SPE Administration and Other Transactions with each SPE.

Because each SPE will be a special-purpose, bankruptcy-remote entity with limited business activities, it is anticipated that each SPE will need to enter into an administration agreement (the “Administration Agreement”) with Boston Edison or Commonwealth, as the case may be, pursuant to which such Company shall perform ministerial services and provide facilities for such SPE to ensure that it is able to perform such day-to-day operations as are necessary to maintain its existence and perform its obligations under the RRB Transaction documents. Each Administration Agreement incorporates provisions to ensure that Boston Edison or Commonwealth, as the case may be, will be paid a fee (the “Administration Fee”) in an amount commensurate with its costs of performing such services and providing such facilities.

The Department authorizes each Company to enter into an Administration Agreement and other agreements as well as any other transactions with its SPE as may be necessary to carry out the RRB Transaction.

VI.	FINDINGS

1. In the Settlement Agreement, the Restructuring Plan and subsequent filings pursuant to the Settlement Agreement and Restructuring Plan, and the Companies’ Petition relating to the termination of obligations pursuant to the PPAs (D.T.E. 04-61 and D.T.E. 04-78) (a “Separate Proceeding”), the Department approved each Company’s transition charge to recover on a fully reconciling basis all of such Company’s transition costs, including the reimbursable transition costs amounts being securitized.

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2. The actual amounts of the transition costs were approved as transition costs by the Department pursuant to the Settlement Agreement or the Restructuring Plan (including annual transition costs reconciliation proceedings related thereto), or were or will be approved pursuant to a Separate Proceeding in an order that becomes final and no longer subject to appeal prior to the filing with the SEC, of the final prospectus to be distributed to RRB investors.

3. Pursuant to the Settlement Agreement, the Restructuring Plan, including annual transition costs reconciliation proceedings, and any Separate Proceeding, the actual amounts of the liquidation payments associated with the termination of obligations under the PPAs and the transition costs deferred by Commonwealth pursuant to the Restructuring Plan have been approved by the Department and determined to be actual and fully mitigated for purposes of G.L. c. 164, § 1G(a). No audit of such amounts for purposes of G.L. c. 164, § 1G(a) is necessary. Pursuant to this Financing Order, the actual amounts of the transaction costs of issuing the RRBs, including any required credit enhancement, and ongoing transaction costs (other than legal and accounting fees and other miscellaneous fees), each of which will be set forth in the Issuance Advice Letters and fixed at or shortly after the time of RRB pricing, are hereby approved by the Department and determined as actual for purposes of G.L. c. 164, § 1G(a), and no audit of such amounts for purposes of G.L. c. 164, § 1G(a) is necessary.

4. This Financing Order approves as reimbursable transition costs amounts the transition costs described in the previous paragraph.

5. Each Company has proved to the Department’s satisfaction that it has fully mitigated the transition costs sought to be securitized by such Company pursuant to this Financing Order for purposes of G.L. c. 164, § 1G(d)(4)(i). Each Company has complied with G.L. c. 164, § 1G(d)(1), which requires an electric company to take all reasonable steps to mitigate to the maximum extent possible the total amount of transition costs such Company seeks to recover through securitization.

6. The amount of Debt Securities to be issued by the SPEs and RRBs to be issued by the RRB Trust as described in the Companies’ Petition and testimony are reasonable.

7. The amount of necessary credit enhancement and any necessary adjustments thereto as described in the Companies’ testimony or required by the rating agencies are reasonable.

8. The methodology to calculate net savings to the Companies’ customers resulting from the RRB Transaction as described in the Companies’ prefiled testimony is in compliance with G.L. c. 164, § 1G(d)(4)(ii). The RRB Transaction will result in net savings by reducing the future transition charges to each Company’s customers than would otherwise be required to be paid by such customers if the RRB Transaction did not occur in accordance with G.L. c. 164, § 1H(b)(2). All such savings will inure to the benefit of ratepayers as demonstrated in such testimony in compliance with G.L. c. 164, § 1G(d)(4)(iii). So long as the Issuance Advice Letter filed by each of the Companies after pricing of the RRBs but prior to closing confirms savings to customers consistent with the methodology described, the RRB Transaction approved by this Financing Order will result in savings to the Companies’ customers in accordance with G.L. c. 164, § 1H(b)(2).

9. Each Company, to the satisfaction and approval of the Department, has established an order of preference as described in the Companies’ prefiled testimony such that the transition costs having the greatest impact on customer rates have been and will be the first to be reduced by securitization in compliance with G.L. c. 164, § 1G(d)(4)(iv).

10. The proposed structure of the RRB Transaction contemplates that RTC Charge remittances will be paid over to the Note Trustees daily, on or about the deemed collection date.

11. The Department finds that each Company’s methodology for calculating the deemed collection date of RTC Charges is an economical and cost effective method of identifying to a useful degree of certainty the actual RTC Charge collections in accordance with the provisions of G.L. c. 164, § 1H(b)(8) based upon the Companies’ accounting and billing information systems capabilities and finds that RTC Charges are deemed to be paid within one calendar month of collection.

12. Each Company’s procedure of remitting to the Note Trustee, actual RTC Charges billed less an allowance for estimated charge-offs as described in the prefiled testimony, along with a periodic reconciliation of such remittances as described in the prefiled testimony, is an economical and cost effective method of identifying to a useful degree of certainty the actual RTC Charge collections and complying with G.L. c. 164, §§ 1H(b)(1) and 1H(b)(8).

13. The RTC Charge billing, collection and remittance procedures imposed upon any successor Servicer and any TPB as set forth in the Companies’ testimony are reasonable.

14. In accordance with G.L. c. 164, § 1H(b)(2), the owner of the Transition Property will have the right to recover an aggregate amount equal to the Total Payment Requirements of the applicable SPE until such amounts have been discharged in full through continued assessment, collection and remittance of RTC Charges from all classes of retail users of the applicable Company’s distribution system within the geographic service territory as in effect on July 1, 1997, whether or not energy is purchased from such Company or any third party generation supplier, and whether or not such distribution system is being operated by such Company or a successor distribution company. The RTC Charge will be a usage-based component of retail users’ monthly transition charge and may in the future include a pro rata component of any exit charge collected pursuant to G.L. c. 164, § 1G(g).

15. The methodology used to calculate the RTC Charge associated with the RRB Transaction and the periodic adjustments thereto as described in the Companies’ testimony is reasonable and complies with G.L. c. 164, § 1H(b)(5).

16. Each Company’s plan to account through a non-cash memorandum account, and ultimately credit ratepayers, for amounts remaining in the collection account and the various subaccounts (other than the capital subaccount) after its SPE’s Debt Securities are paid in full is reasonable and in compliance with G.L. c. 164, § 1H(b)(7).

17. The sale of the Transition Property by each Company to its wholly-owned SPE shall be treated as an absolute transfer of all of such Company’s right, title, and interest in such Transition Property, as in a legal true sale, and not as a pledge or other financing, of the Transition Property, in each case notwithstanding the following, which are hereby determined not to effect such absolute transfer and legal true sale: (i) any contrary treatment of such transfer for accounting, tax or other purposes, (ii) certain indemnities (including mandatory redemption or repurchase obligations related thereto) provided for in an SPE’s Debt Securities or in the transaction documents which do not constitute recourse in violation of G.L. c. 164, § 1H(c)(1), (iii) such Company’s continued collection of RTC Charges pursuant to the Servicing Agreement authorized by this Financing Order, or (iv) such Company’s providing any credit enhancement to such SPE as described in the testimony.

18. The Debt Securities of each SPE and the RRBs will be non-recourse to the Companies and their respective assets, but will be secured by a pledge of all right, title and interest of the SPE issuing such Debt Securities in its Transition Property and Other SPE Collateral in accordance with G.L. c. 164, § 1H(c)(1), (2).

19. The formation of an SPE by each Company, the capitalization of such SPE by such Company with an amount equal to approximately 0.50% of the initial principal balance of the RRBs allocable to such Company (the initial principal amounts of its SPE’s Debt Securities) and entering into the Servicing Agreement, the Administration Agreement, other agreements and transactions by each Company and its SPE are necessary for the consummation of the RRB Transaction.

20. Pursuant to G.L. c. 164, § 1H(b)(3), the Commonwealth of Massachusetts has pledged and agreed that it shall not (i) alter the provisions of G.L. c. 164 which make the RTC Charges imposed by this Financing Order irrevocable and binding or (ii) limit or alter the reimbursable transition costs amounts, Transition Property, Financing Order, and all rights thereunder until the RRBs, together with the interest thereon, are fully discharged.

21. Pursuant to G.L. § 1H(b)(3), the Transition Property of each Company created by and subject to this Financing Order, and the RTC Charge for each Company authorized hereby shall be irrevocable, and the Department (or any successor thereto) does not have authority to revalue or revise for ratemaking purposes the reimbursable transition costs amounts, or determine that the reimbursable transition costs amounts or the RTC Charge is unjust or unreasonable, or in any way reduce or impair the value of the Transition Property either directly or indirectly by taking into account the RTC Charge when setting rates for either Company, nor should the amount of revenues arising with respect thereto be subject to reduction, impairment, postponement, or termination.

22. The Department has received full and satisfactory documentation that with respect to this Financing Order, each Company has proved to the Department’s satisfaction that it has complied with each requirement of G.L. c. 164, § 1G(d)(4) and the each requirement of G.L. c. 164, §§ 1G and 1H.

23. The amount of the annual Servicing Fees, payable semi-annually or more frequently, is a reasonable good faith estimate of an arms’-length, market-based fee for servicing the Debt Securities pursuant to the Servicing Agreements, as described in the Companies’ testimony.

24. The Department finds that the SPE formed by each Company in connection with the RRB Transaction is not an “affiliated company” of either Company for purposes of clause (c) of G.L. c. 164, s.85.

25. The Settlement Agreement in Section 2.9(g) of Attachment 3 provides that Boston Edison’s transition charge shall not exceed 3.35 cents/kWh. The Restructuring Plan (D.T.E. 98-78, Exhibit RHM-9, Section 1.2.1 on page 12) provides that Commonwealth’s transition charge shall not exceed 4.08 cents/kWh.

26. The Department finds that in the event that an audit pursuant to G.L. c. 164, § 1G(a)(2) results in excess reimbursable transition costs amounts, a Company’s providing a uniform rate credit through a residual value credit to its ratepayers rather than remitting payment to a financing entity with respect to such excess is reasonable.

27. The Department finds an exemption from the competitive bidding requirements of G.L. c. 164, § 15 in connection with the sale of RRBs is in the public interest.

28. The Department finds an exemption from the par value debt issuance requirements of G.L. c. 164, § 15A is in the public interest.

29. The Department’s review and approval of the Settlement Agreement in D.P.U. Docket No. 96-23 and the Restructuring Plan in D.P.U./DTE 97-111 and 97-111-A satisfies the audit requirement under G.L. c. 164, § 1G(a)(1).

30. Each of Boston Edison and Commonwealth has completed the divestiture of all non-nuclear generation assets as required by G.L. c. 164, § 1G(d)(3).

31. The RRBs will be used to pay for mitigated transition costs related to G.L. c. 164, § 1G(b), in accordance with G.L. c. 164, § 1H(b)(4)(iv). To the extent the Department has approved or will approve the recovery of any transition costs, these costs constitute mitigated transition costs.

32. The Agencies have reviewed the Companies’ Petition and this Financing Order and have indicated that the RRB Transaction satisfies all statutory requirements and contains provisions that should permit the RRBs to achieve the highest feasible credit ratings. The Agencies have indicated that they are not aware of any provision in the Financing Order beyond that required for the necessary legal opinions or which exceeds the requirements of the rating agencies in prior RRB transactions. The Agencies have also indicated that the estimated transaction costs negotiated or reviewed by the Agencies as described above in Section II(B) above, are reasonable and that they have approved, or, to the extent incurred after the date of the Financing Order, will have approved, these costs after issuance of the Financing Order but at or before the pricing of the RRBs.

33. The final terms and conditions of each SPE’s Debt Securities and the RRBs, including the expected amortization tables, credit enhancement, the frequency of principal or interest payments, the interest rates on each SPE’s Debt Securities and the RRBs, the manner of sale of the RRBs, the number and determination of credit ratings and the approval of final transaction documents, will, to the extent consistent with the provisions of this Financing Order, be determined by the Companies and approved by the Agencies on behalf of the SPEs and the RRB Trust at or shortly after the time the RRBs are priced and after input from the rating agencies and the underwriters.

VII.	ORDERS

1. The Petition of the Companies for this Financing Order pursuant to G.L. c. 164, § 1H is approved subject to the terms and conditions stated in the following paragraphs.

2. The findings included in the introduction to this Financing Order are adopted as findings by the Department and made a part of this Financing Order.

Creation of Transition Property and Reimbursable Transition Costs Amounts

3. The Companies are authorized to finance an aggregate total principal amount equal to the amount required to provide, recover, finance or refinance a portion of the Companies’ transition costs (as defined in G.L. c. 164, §§ 1G and 1H) consisting of the liquidation payments associated with the termination of obligations under the PPAs, the recovery of transition costs deferred by Commonwealth pursuant to the Restructuring Plan, the transaction costs of issuing the RRBs, and the provision of any required credit enhancement (as hereinafter described, other than the initial capital to be contributed by each Company to its SPE). These amounts constitute reimbursable transition costs amounts (as defined in G.L. c. 164, § 1H(a)) and shall be financed through the issuance of Debt Securities by each SPE (and, ultimately, the RRBs by the RRB Trust). The Companies currently estimate that the principal amount of RRBs to be issued will be approximately $675 million, subject to adjustment (which may be significant) based on the timing of the closing of the transactions terminating the PPAs and the issuance of the RRBs, the amount of Commonwealth’s outstanding deferred transition costs at the time of issuance of the RRBs, the actual transaction costs (including any required credit enhancement), input from the rating agencies or changes in the proposed transaction not now anticipated by the Companies. The repayment of such amounts shall be effected through the assessment and collection of an RTC Charge by each Company constituting a portion of each such Company’s transition charge from which its SPE’s Debt Securities (and ultimately the RRBs) to be issued will be repaid.

4. In the Settlement Agreement, the Restructuring Plan and subsequent filings pursuant to the Settlement Agreement and Restructuring Plan, the Department approved the Companies’ respective transition charges to recover on a fully reconciling basis all of the Companies’ transition costs, including the reimbursable transition costs amounts being securitized. Such transition costs, together with the transaction costs of issuing the RRBs, including the ongoing transaction costs and the provision of any required credit enhancement (other than each Company’s initial capital contribution to its SPE), represent the reimbursable transition costs amounts subject to this Financing Order.

5. Each Company’s separate transition charge, a component of which will be the separate RTC Charge, shall be assessed and collected from all classes of retail users of each such Company’s distribution system within the geographic service territory as in effect on July 1, 1997, whether or not energy is purchased from such Company or any third party generation supplier, and whether or not such distribution system is being operated by such Company or a successor distribution company. The transition charge, including the RTC Charge, is a usage-based tariff on each retail user’s monthly bill and may in the future include any exit charge collected pursuant to G.L. c. 164, § 1G(g). The RTC Charge remitted by each Company will be calculated separately by each Company and will be set at a level intended to recover the principal balance of (in accordance with the expected amortization schedule), and interest on, the Debt

Securities issued by such Company’s SPE, together with the ongoing transaction costs incurred by or allocable to such Company for servicing such SPEs Debt Securities and the costs of servicing the RRBs, including the Servicing Fee, the Administration Fee, ongoing rating agency fees, fees for the trustees, legal and accounting fees and other miscellaneous fees and expenses. Ongoing transaction costs will also include any indemnity obligations of the SPEs in the RRB Transaction documents for the SPE officers and managers, liabilities of the RRB Trust, and liabilities to the underwriters related to the underwriting of the RRBs.

6. As of the effective date of this Financing Order, there is separately created and established for the benefit of each Company (or any assignee in accordance with the terms hereof) Transition Property which represents a continuously existing property right created pursuant to G.L. c. 164, § 1H, including, without limitation, the right, title, and interest in and to all revenues, collections, claims, payments, money, or proceeds of or arising from or constituting (a) the reimbursable transition costs amounts established by this Financing Order that are allocable to such Company, including such amounts established in an Issuance Advice Letter, (b) the RTC Charge authorized by this Financing Order, including the initial RTC Charge set forth in an Issuance Advice Letter as may be adjusted from time to time in order to generate amounts sufficient to discharge an amount equal to the sum of each Company’s Periodic Payment Requirements as authorized by paragraph 5 of this Financing Order, and (c) all rights to obtain periodic adjustments and non-routine adjustments to the RTC Charge.

7. The RRB Transaction will result in net savings for each Company’s customers by reducing the future transition charge payments that would be required to be paid by customers if this Financing Order were not adopted, in accordance with G.L. c. 164, § 1H(b)(2).

8. Each Company has proved to the Department’s satisfaction that in accordance with G.L. c. 164, § 1G(d)(4): (i) such Company has fully mitigated the transition costs related to this Financing Order; (ii) savings to such Company’s customers will result from the RRB Transaction; (iii) all such savings derived from the RRB Transaction shall inure to the benefit of such Company’s customers; and (iv) such Company has established, with the approval of the Department, an order of preference such that transition costs having the greatest impact on customer rates have been or will be the first to be provided, recovered, financed or refinanced by the RRB Transaction.

Establishment of SPE

9. The establishment by each Company of a wholly-owned SPE described in the testimony to which the Transition Property subject to this Financing Order is to be sold is authorized pursuant to G.L. c. 164, §§ 17A and 76A and in accordance with all applicable Massachusetts law, rules and regulations.

10. The capitalization by each Company of its SPE with approximately 0.50% of the initial principal balance of RRBs allocable to such Company (the initial principal amount of the Debt Securities to be issued by such SPE), subject to prevailing market conditions at the time of RRB pricing, is authorized pursuant to G.L. c. 164, §§ 17A and 76A and in accordance with all applicable Massachusetts law, rules and regulations. Any other credit enhancement is either part of the periodic adjustment to the RTC Charge or will be included in the principal balance of the RRBs and the corresponding Debt Securities of the SPEs.

Sale of Transition Property

11. In accordance with G.L. c. 164, § 1H(c)(2), each Company is authorized to sell or assign all of its interest in Transition Property that arises from this Financing Order to its SPE.

Each SPE is authorized to acquire the Transition Property and is designated as a “financing entity” (as defined in G.L. c. 164, § 1H(a)) for such purpose, and for the purpose of pledging such Transition Property (and such other assets of such SPE as are pledged under the transaction documents) to the payment of such SPE’s Debt Securities (and, therefore, to the RRBs).

12. Upon the sale by each Company of the Transition Property to its SPE as described in paragraph 11 of this Financing Order, (i) such SPE shall have all of the rights originally held by such Company with respect to such Transition Property, including, without limitation, the right to exercise any and all rights and remedies, including the right to authorize the Servicer to shut-off electric power to the extent permitted by G.L. c. 164, §§ 116, 1241 and applicable regulations, to assess and collect any amounts payable by any customer in respect of such Transition Property, notwithstanding any objection or direction to the contrary by such Company, as initial Servicer, or any successor Servicer, and (ii) any payment by any customer to such SPE shall discharge such customer’s obligations in respect of such Transition Property to the extent of such payment, notwithstanding any objection or direction to the contrary by the Servicer.

13. Upon the sale by each Company of the Transition Property to its SPE, such Company or any successor Servicer shall not be entitled to recover RTC Charges other than for the benefit of the holders of such SPE’s Debt Securities and the related RRBs in accordance with such Company’s duties as Servicer of such Transition Property as authorized in paragraphs 32 et seq. of this Financing Order.

14. The sale by each Company of the Transition Property to its SPE in accordance with G.L. c. 164, § 1H(f)(1) and in a manner described in such section shall be treated as an absolute transfer of all of such Company’s rights, title and interest in such Transition Property, as a legal true sale, and not as a pledge or other financing, of the Transition Property, in each case notwithstanding the following, which are hereby determined not to affect such absolute transfer and legal true sale: (i) any contrary treatment of such transfer for accounting, tax or other purposes, (ii) certain indemnities (including mandatory redemption or repurchase obligations related thereto) provided for in Debt Securities or in the transaction documents which do not constitute recourse in violation of G.L. c. 164, § 1H(c)(1), (iii) such Company’s continued collection of the RTC Charge pursuant to a Servicing Agreement authorized in paragraphs 32 et seq. of this Financing Order, or (iv) such Company’s providing any credit enhancement to such SPE as described in the prefiled testimony.

15. In accordance with G.L. c. 164, § 1H(b)(2) and paragraph 5 of this Financing Order, an RTC Charge and its imposition, collection and payment as provided in this Financing Order shall be assessed and collected from all classes of retail users of each Company’s respective distribution system within the geographic service territory as in effect on July 1, 1997, whether or not energy is purchased from such Company or any third party generation supplier, and whether or not such distribution system is being operated by such Company or a successor distribution company. Each RTC Charge is a usage-based component of the transition charge on each retail user’s monthly bill and may in the future include a pro rata component of any exit charge collected pursuant to G.L. c. 164, § 1G(g) until the Total Payment Requirements of such Company and its SPE are discharged in full.

16. In accordance with G.L. c. 164, § 1H(b)(3), this Financing Order, the reimbursable transition costs amounts arising from this Financing Order, and the RTC Charges authorized hereby shall be irrevocable, and the Department (or any successor entity) shall not have authority to revalue or revise for ratemaking purposes the reimbursable transition costs amounts, or determine that such reimbursable transition costs amounts or the RTC Charge associated therewith is unjust or unreasonable, or in any way reduce or impair the value of Transition Property of either Company either directly or indirectly by taking into account the reimbursable transition costs amounts when setting rates for either such Company, nor shall the amount of revenues arising with respect thereto be subject to reduction, impairment, postponement, or termination.

17. Each SPE, as owner of the Transition Property, the RRB Trust as holder of such SPE’s Debt Securities and the holders of the RRBs, or any trustee acting therefor, shall be entitled to the benefit of the pledge and agreement of the Commonwealth of Massachusetts contained in G.L. c. 164, § 1H(b)(3), and the RRB Trust referred to in paragraph 22 hereof, as a financing entity under G.L. c. 164, § 1H and as agent for the Commonwealth of Massachusetts, is authorized to include this pledge and undertaking in any contracts with the holders of RRBs, or any trustees acting therefor.

18. In accordance with G.L. c. 164, § 1H(d)(3) and paragraph 6 of this Financing Order, the Transition Property created and established by this Financing Order shall constitute property from the effective date of this Financing Order for all purposes, including for the purpose of contracts relating to each SPE’s Debt Securities and the RRBs, whether or not the revenues and proceeds arising with respect to RTC Charges have accrued at the time of this Financing Order.

19. In accordance with G.L. c. 164, § 1H(b)(6) and paragraph 6 of this Financing Order, the Transition Property created and established by this Financing Order shall constitute a current property right of the owner thereof or its assignee or transferee, which continuously exists for all purposes with all of the rights and privileges as provided in G.L. c. 164, § 1H from the effective date of this Financing Order until the owner or its assignee or transferee has received RTC Charges sufficient to discharge the Total Payment Requirements of the particular SPE in full. In accordance with G.L. c. 164, § 1H(b)(3), such property right may not be limited, altered, impaired or reduced or otherwise terminated by any subsequent actions of either Company or any third party and shall, to the fullest extent permitted by law, be enforceable against such Company, its successors and assigns, and all other third parties, including judicial lien creditors, claiming an interest therein by or through such Company or its successors or assigns.

20. Pursuant to G.L. c. 164, § 1H(e), upon the effective date of this Financing Order there shall exist a statutory first priority lien on all Transition Property then existing or thereafter arising pursuant to the terms of this Financing Order. Such lien shall secure all obligations, then existing or subsequently arising, to the holders of the Debt Securities, and, hence, the RRBs, the trustee or representative for such holders, each SPE and the RRB Trust and shall arise by operation of law automatically without any action on the part of any Company or any other person. Such lien shall be valid, perfected, and enforceable upon the effectiveness of the Financing Order without any further public notice. Each Company expects to file a financing statement with respect to the Transition Property which will constitute a protective filing pursuant to G.L. c. 164, § 1H(e).

Debt Securities of the SPEs and the RRBs

21. Each SPE is authorized to issue Debt Securities and to pledge (i) all of its right, title and interest in its Transition Property, and (ii) any Other SPE Collateral which shall include without limitation, the rights of such SPE under the RRB Transaction documents, including the purchase agreement by which such SPE acquires the Transition Property, and the Servicing

Agreement by which a Company or any successor Servicer acts as Servicer of the Transition Property, the collection account and any subaccounts of such SPE contained in such SPE’s collection account including the capital subaccount, the overcollateralization subaccount and the reserve subaccount, any investment earnings on amounts (other than earnings on the capital subaccount of an SPE, which earnings are to be returned as a distribution of capital by such SPE to such Company) held by such SPE, to secure such SPE’s Debt Securities.

22. Each SPE and the RRB Trust authorized and created by the Agencies are each determined to be a financing entity for the purposes of G.L. c. 164, § 1H, and the RRB Trust is authorized to issue RRBs evidencing undivided beneficial interests in the Debt Securities of the SPEs. The longest expected maturity of the RRBs is expected to be approximately 8 years and the longest legal maturity is expected to be approximately 10 years (or longer, if required) in accordance with G.L. c. 164, § 1H(b)(4)(vi), and the principal of each of the SPE’s Debt Securities, and thereby the RRBs, will be paid in substantially equal annual amounts.

23. The final terms and conditions of the SPEs’ Debt Securities and the RRBs authorized by this Financing Order, including, without limiting the foregoing, the expected amortization tables, credit enhancement, frequency of principal or interest payments, the interest rates on the Debt Securities and the RRBs, the manner of sale of the RRBs, the number and determination of credit ratings, the approval of final transaction documents and certain transaction costs as set forth in Section II(B) above, shall, to the extent consistent with the provisions of this Financing Order, be determined by the Companies and approved by the Agencies at or shortly after the time the RRBs are priced and after input from the rating agencies and the underwriters.

24. The amount of the RRBs to be issued by the RRB Trust and of the Debt Securities to be issued by each SPE shall be determined as described in the prefiled testimony; and the net proceeds of the SPEs’ Debt Securities, and therefore, the RRBs, shall be used to pay for mitigated transition costs in accordance with G.L. c. 164, § 1H(b)(4)(iv).

25. The RRB Trust shall remit an allocable portion of the proceeds from the issuance of the RRBs authorized by this Financing Order, less underwriters’ discount and original issue discount, to each SPE, which shall, in turn, remit such net proceeds, less its allocable share of certain transaction costs associated with the RRB Transaction, to Boston Edison or Commonwealth, as the case may be.

26. Each Company may apply the net proceeds of the RRBs allocable to it as described in the testimony (and as set forth in paragraphs 59 et seq. of this Financing Order).

27. The amounts necessary for credit enhancement for the Debt Securities and the RRBs and any subsequent adjustments thereto should be determined as described in the prefiled testimony, subject to the requirements of rating agencies and approval by the Agencies on behalf of the RRB Trust.

28. The net savings and lower transition charges resulting from the RRB Transaction should be calculated in accordance with the methodology set forth in the testimony and such savings will inure to the benefit of each Company’s customers, directly or indirectly, as described in the testimony.

29. In accordance with G.L. c. 164, § 1H(c)(1), the RRBs and each SPE’s Debt Securities shall be non-recourse to its parent Company and such Company’s assets, other than the Transition Property, sold to its SPE and Other SPE Collateral subject to this Financing Order, provided nothing herein shall prevent either Company or its successors or assigns from (a)

entering into the Servicing Agreement authorized pursuant to G.L. c. 164, § 1H(c)(3) and paragraphs 32 and 61 of this Financing Order, which arrangements may include the making of representations, warranties and agreements and the providing of covenants and indemnities, not amounting to recourse, for the benefit of the holders of RRBs and its SPE’s Debt Securities, and the making of remittances of amounts representing deemed collections of RTC Charges, (b) entering into agreements in connection with the sale and transfer of the Transition Property to its SPE, its sale of SPE’s Debt Securities, which agreements may include representations and warranties with respect to, among other things, the validity of the Transition Property and the title thereto, and providing specific covenants, indemnities and repurchase obligations, not amounting to recourse, in connection with such transfer for the benefit of the holders of RRBs and such SPE’s Debt Securities, (c) entering into an Administration Agreement with such SPE as further described in the testimony and authorized in paragraph 61 of this Financing Order and (d) capitalizing such SPE as described in paragraph 10 of this Financing Order.

Reports

30. Upon the issuance of RRBs and Debt Securities, each of the Companies shall file with the Department, for informational purposes, an Issuance Advice Letter, substantially in the form of Appendix A hereto, setting forth the final structural details of the RRBs and its SPEs’ Debt Securities, including the repayment terms of such SPE’s Debt Securities (in accordance with the expected amortization schedule), its initial RTC Charge, the amount necessary for credit enhancement, the identification of its SPE and the RRB Trust, its direct and allocable transaction costs of issuance and a calculation confirming net savings to such Company’s customers as a result of the RRB Transaction. Such filing shall not be a condition to the effectiveness of this Financing Order or the issuance of RRBs or Debt Securities and shall be automatically effective upon filing.

31. Within 90 days following the closing of the RRB Transaction, and within 60 days of the end of each fiscal quarter thereafter until the proceeds have been applied in full, each Company shall file with the Department a report showing the use of such Company’s allocable portion of RRB proceeds in compliance with paragraphs 59 et seq. of this Financing Order. Such filing shall not be a condition to the effectiveness of this Financing Order or the issuance of RRBs or Debt Securities.

Servicing of Debt Securities and RRBs

32. Each Company, as Servicer, or any successor Servicer is required in accordance with G.L. c. 164, § 1H(c)(3), to enter into a Servicing Agreement with its SPE pursuant to which it agrees to continue to operate its distribution system to provide service to its customers, to bill and collect RTC Charges for the benefit and account of such SPE or its assigns, and to account for and remit these amounts to or for the account of such SPE or its assigns. These components of the Servicing Agreement as further described in the testimony are authorized and approved.

33. Given each Company’s current accounting and billing information systems capabilities, such Company’s establishment of the deemed collection date, based on its historical collections experience, and its remittance and reconciliation procedure as more fully described in the testimony is in compliance with the provisions of G.L. c. 164, §§ 1H(b)(1), (8).

34. In the event of a default by a Servicer in remittance of RTC Charges, the Department will, in accordance with G.L. c. 164, § 1H(d)(5) and upon application by (i) the holders of the Debt Securities or the RRBs, or the Note Trustees or RRB Trustee as beneficiary of any statutory lien provided by G.L. c. 164, § 1H(e), (ii) an SPE or its assignees, or (ii)

pledgees or transferees of the Transition Property and Other SPE Collateral, to order the sequestration and payment to or for the benefit of the SPE or such other party of the revenues arising with respect to the Transition Property.

35. In the event of a default by a Servicer under any Servicing Agreement with respect to Debt Securities, the affected SPE or the Note Trustee or representatives of the holders of such SPE’s Debt Securities, may immediately appoint a successor Servicer for the Transition Property, subject to the approval of the Department, who shall promptly assume billing responsibilities for RTC Charges. The Department shall act on an expedited basis within 30 days to approve such successor Servicer. Such successor Servicer shall assume all rights and obligations under G.L. c. 164, § 1H and this Financing Order.

36. In accordance with G.L. c. 164, § 1H(b)(1), amounts collected from a customer of a Company shall be allocated first, pro rata based on the relative size of applicable RTC Charges, to the RTC Charges and other portions of the transition charge subject to other previous or subsequent financing orders, and second, to any remaining portion of the transition charge not the subject of a financing order, provided, however, as set forth in G.L. c. 164, § 1H(f)(1), such preferred right to revenues of a Company shall not impair or negate the characterization of the transfer of the Transition Property as a legal true sale as set forth in paragraph 14 of this Financing Order. The Department approves each Company’s remittance procedure, with estimated charge-offs relating to RTC Charges and reconciliation of remittances, as more fully described in the prefiled testimony and finds that such remittance procedure based on such Company’s accounting and billing information systems capabilities is in compliance with G.L. c. 164, § 1H(b)(1).

37. The Department will not approve or require any Servicer to replace a Company as Servicer in any of its servicing functions with respect to the RTC Charges and the Transition Property authorized by this Financing Order without determining that approving or requiring such successor Servicer will not cause the then current credit ratings on the RRBs to be withdrawn or downgraded.

38. Any TPB that proposes to collect RTC Charges shall (i) meet the creditworthiness criteria to be established by the Department, and at a minimum, the criteria set forth and approved in paragraph 39 of this Financing Order; and (ii) comply with the billing, collection and remittance procedures and information access requirements set forth in the testimony, or such other procedures as the rating agencies may require.

39. The Department will not authorize a TPB to bill and collect the RTC Charge for remittance to a Company as Servicer (or any successor Servicer), unless (i) such TPB agrees to remit the full amount of RTC Charges it bills to retail end-users, regardless of whether payments are received from such end-users, within 15 days of such Company’s (or any successor Servicer’s) bill for such charges, (ii) such TPB shall provide such Company (or any successor Servicer) with total monthly kWh usage information in a timely manner for the Servicer to fulfill its obligations, as such information is the basis of such remittance and (iii) such Company (or any successor Servicer) will be entitled, within seven days after a default by the TPB in remitting any RTC Charges billed, to assume responsibility for billing all charges for services provided by such Company (or any successor Servicer), including the RTC Charges, or to switch responsibility to a third party. In addition, if and so long as such TPB does not maintain at least a ‘BBB’ (or the equivalent) long term unsecured credit rating from Moody’s Investors Service or Standard & Poor’s Rating Services, such TPB shall maintain, with the Servicer or as directed by the Servicer, a cash deposit or comparable security equal to one months’ maximum estimated collections of RTC Charges, as agreed upon by such Company (or any successor Servicer) and the TPB. In the event of a default in the remittance of RTC Charges by a TPB, such amount will be included in the periodic adjustment of the RTC Charge as described in the testimony.

40. Regardless of who is responsible for billing of the transition charge, such transition charge, a component of which will be the RTC Charge, will be assessed and collected from all classes of retail users of a Company’s distribution system within the geographic service territory as in effect on July 1, 1997 whether or not energy is purchased from such Company or any third party generation supplier, and whether or not such distribution system is being operated by such Company or a successor distribution company. Such users will continue to be responsible for payment of the transition charge, a component of which will be the RTC Charge, billed, but not yet remitted, to the Servicer to the extent such user has not paid RTC Charges billed to it.

41. In the event of a failure of any retail user to pay an RTC Charge, the Servicer is authorized to shut-off power of such retail user in accordance with G.L. c. 164, §§ 116, 124A-124I and applicable regulations, at the direction of Boston Edison or Commonwealth, as the case may be, or any successor Servicer.

42. Each Servicer is authorized to implement the rate collection methods described in the testimony to ensure that the RTC Charge is nonbypassable pursuant to G.L. c. 164, § 1H(b)(2).

43. Each Company shall be entitled to a Servicing Fee. The Department approves each Servicing Fee as follows: A Servicer which bills the RTC Charge concurrently with other charges is entitled to receive an annual Servicing Fee, payable semi-annually or more frequently, of approximately 0.05% of the initial principal balance of its SPE’s Debt Securities and a Servicer that does not concurrently bill the RTC Charge with other service charges is entitled to receive a higher Servicing Fee of up to approximately 1.25% of such initial principal balance.

44. Each Company, as initial Servicer, may not voluntarily resign its duties as Servicer without prior written approval of the Department. Each Company shall remain as Servicer if such resignation will result in the reduction or withdrawal of the credit rating of the RRBs.

The RTC Charges: Establishment and Adjustment

45. The methodology used to calculate the RTC Charges associated with each SPE’s Debt Securities and the RRBs, and to periodically adjust such RTC Charges, was described in the testimony, which methodology is approved.

46. Each RTC Charge, which will constitute Transition Property, will be filed initially by each Company with the Department in an Issuance Advice Letter and adjusted up or down, as necessary, in True-Up Advice Letters or Non-Routine True-Up Advice Letters. While not separately identified on each retail user’s monthly bill, each monthly bill will note that the applicable RTC Charge, as a component of the transition charge, is being collected on behalf of an SPE, as owner of the Transition Property.

47. Each initial RTC Charge shall be filed in an Issuance Advice Letter, as provided in paragraph 30 of this Financing Order, which RTC Charge shall be effective upon filing.

48. In accordance with G.L. c. 164, § 1H(b)(5), each Company, as Servicer, or a successor Servicer, on behalf of the pledgees or transferees of the Transition Property, is authorized to file periodic RTC Charge adjustments to the extent necessary to ensure the timely recovery of revenues sufficient to provide for the payment of an amount equal to the Periodic

Payment Requirements of its SPE, which may include indemnity obligations of such SPE in the RRB Transaction documents for SPE officers and directors, trustee fees, liabilities of the RRB Trust and liabilities to the underwriters related to the underwriting of the RRBs. The Transition Property includes the right to obtain such adjustments.

49. Periodic RTC Charge True-Up Advice Letters shall be filed in substantially the form attached to this Financing Order as Appendix B and shall be completed in accordance with the methodology described in the prefiled testimony, which methodology is approved.

50. Annual RTC Charge adjustments shall be filed with the Department in True-Up Advice Letters. Adjustments to the applicable RTC Charge proposed by True-Up Advice Letters shall be filed with the Department each year, and resulting adjustments to such RTC Charge shall become effective the first day of the succeeding month, or such date as may be specified in the True-Up Advice Letter, as long as such effective date is at least 15 days after the filing of such True-Up Advice Letter.

51. True-Up Advice Letters may also be filed more frequently before the end of any calendar quarter or payment date (as defined in the RRB Transaction documents) and the resulting adjustments to the applicable RTC Charge will be effective the first day of the succeeding month, or such date as may be specified in the True-Up Advice Letter, as long as such effective date is at least 15 days after the filing of such True-Up Advice Letter.

52. So long as True-Up Advice Letters are filed in accordance with the adjustment calculation methodology approved in this Financing Order and substantially follow the form of True-Up Advice Letters attached as Appendix B to this Financing Order, no hearing or other action by the Department regarding such True-Up Advice Letter filings shall be required, and the resulting RTC Charge adjustments will be effective as provided herein and in such filings.

53. In the event that a Company determines that the methodology used to calculate the RTC Charge described in the prefiled testimony requires adjustment to more accurately project and generate adequate RTC Charge revenues, Non-Routine True-Up Advice Letters may be filed. Any Non-Routine True-Up Advice Letter and resulting adjustments to RTC Charges shall be effective within 60 days of such filing. Non-Routine True-Up Advice Letters are subject to the review and approval of the Department.

54. If, as a result of a true-up calculation, the RTC Charge would be increased above the transition charge then in effect, the transition charge shall, on the effective date of the RTC Charge adjustment, be increased to the amount of the RTC Charge, as so adjusted, subject to the 3.35 cents/kWh cap on the transition charge in the case of Boston Edison and 4.08 cents in the case of Commonwealth. If adjustments to the transition charge necessary to meet the required rate reduction in effect through February 28, 2005, or any continuation of the rate reduction, or a similarly required rate reduction, as a result of any subsequent or successor legislation, would cause the transition charge of a Company to fall below the required RTC Charge for its SPE’s Debt Securities, the Department shall instead, effective as of the time of the RTC Charge adjustment, adjust components of such Company’s rate and charges, other than the RTC Charge, as necessary to satisfy such rate reduction requirement. If, as a result of such adjustment, such Company is not allowed to collect on a current basis any rate or charge which it would be allowed to collect but for the adjustment of such rate or charge required to maintain the RTC Charge, the portion of such other rate or charge that is not collected on a current basis shall be deferred at the carrying charge from time to time in effect applicable to that portion of the transition charge not constituting the RTC Charge; provided, however, that this provision for deferral of uncollected rates or charges shall apply solely to adjustments required to maintain the

RTC Charge as provided herein and nothing in this Order 54 shall affect the Department’s legal authority to make a separate determination to adjust such Company’s rates and charges on any other basis.

Advice Filings for Tariff Language

55. Each Company is authorized to establish by an Issuance Advice Letter filing the applicable initial RTC Charge for such Company and by the true-up letter filings, subsequent adjustments, up or down, to such RTC Charge. The RTC Charge will represent a component of the Company’s applicable transition charge.

Reconciliation of the RTC Charge

56. As required by G.L. c. 164, § 1G(a)(2), each Company shall permit the Department, at such Company’s expense, to audit, review and reconcile the difference, if any, between assumed reimbursable transition costs amounts and the actual reimbursable transition costs amounts, not less often than once during each 18 month period following the effective date of this Financing Order. Such audit, review and reconciliation shall not include the actual amounts approved in the findings of this Financing Order and known at the time of pricing of the RRBs and filing of the Issuance Advice Letters. Through the Settlement Agreement, the Restructuring Plan and the subsequent filings pursuant to the Settlement Agreement and Restructuring Plan, the Department has established and authorized as actual and fully mitigated for purposes of G.L. c. 164, § 1G(a)(2), the reimbursable transition costs amounts to be securitized under this Financing Order. In this Financing Order, the Department has established and authorized as actual for purposes of G.L. c. 164, § 1G(a)(2), the transaction costs of issuance, ongoing transaction costs (other than legal and accounting fees and other miscellaneous fees) and any credit enhancement (collectively with the above transition costs, the “actual reimbursable transition costs amounts”). No audit of any Company pursuant to G.L. c. 164, § 1G(a)(2) is necessary with respect to such actual reimbursable transition costs amounts and the Department shall not conduct or require any audit of such amounts.

57. To the extent that an audit under G.L. c. 164, § 1G(a)(2) is required subject to paragraph 56 of this Financing Order, if the amount of reimbursable transition costs amounts, other than actual reimbursable transition costs amounts (as defined in paragraph 56 of this Financing Order), exceeds the actual amount of such reimbursable transition costs amounts as shown by the audit, then the applicable Company, upon order of the Department, shall provide ratepayers with a uniform rate credit through the mechanism of its residual value credit and annual transition charge update as described in the Settlement Agreement or Restructuring Plan, as the case may be.

58. No such uniform rate credit shall in any way diminish or affect the right of a Company or its assignee or pledgee to collect RTC Charges in amounts necessary to provide for the payment of an amount equal to the sum of its SPE’s Periodic Payment Requirements as the same become due, nor shall any such rate credit impair or negate the characterization of the transfer of the Transition Property as a true sale as set forth in paragraph 14 of this Financing Order nor shall any such rate credit reduce or impair the value of the Transition Property as proscribed by paragraph 16 of this Financing Order.

Use of RRB Proceeds

59. The Companies expect to use their allocable share of the proceeds of the RRBs for the following purposes: (a) to fund the PPA liquidation payments to MASSPOWER and Dartmouth; (b) to provide any credit enhancement required for the RRBs (other than the initial funding of the capital subaccounts); and (c) to pay, or reimburse the Companies for transaction costs. In addition, Commonwealth may use the proceeds to reduce its capitalization and for general corporate purposes.

60. Each Company’s use of its allocable portion of the net RRB proceeds is authorized and approved. Each Company has proved to the Department’s satisfaction that it has established an order of preference such that the transition costs having the greatest impact on customer rates have been or will be the first to be provided, recovered, financed or refinanced by the RRB Transaction in accordance with G.L. c. 164, § 1G(d)(4).

Approval of Servicing Agreement, Administration Agreement and Other Agreements or

Transactions

61. Each Company’s entering into the Servicing Agreement, the Administration Agreement and other RRB Transaction documents with its SPE as described herein and other transaction documents and other dealings between such Company and such SPE contemplated by the RRB Transaction are authorized pursuant to G.L. c. 164, §§ 17A and 76A and in accordance with all applicable Massachusetts law, rules and regulations. Such agreements and RRB Transaction documents shall comply with this Financing Order and shall not impair or negate the characterization of the sale, assignment or pledge as an absolute transfer, a true sale, or security interest as applicable.

Accounting for Certain Benefits

62. Any amounts accounted for in the reserve subaccount, which represents prior collections in excess of prior Periodic Payment Requirements, at the time that a Company calculates a periodic RTC Charge adjustment will be incorporated in such adjustment, in accordance with G.L. c. 164, § 1H(b)(7). Each Company, as initial Servicer (or any successor Servicer), intends, through a separate non-cash memorandum account, to account for, and ultimately credit to ratepayers, any amounts remaining in the collection account and the various subaccounts (other than the capital subaccount) after its SPE’s Debt Securities are paid in full, which include interest earnings on such subaccounts, or RTC Charge collections that remain after the SPE’s Total Payment Requirements have been discharged. Such amounts will be released to the SPE in accordance with G.L. c. 164, § 1H(b)(7), upon retirement of such SPE’s Total Payment Requirements. These benefits will inure to the benefit of ratepayers through a credit to their transition charge or if there is no transition charge, through a credit to other rates.

63. The Department confirms that, as provided in the Settlement Agreement, Boston Edison’s transition charge shall not exceed 3.35 cents/kWh and that this cap is not subject to reduction. The Department confirms that, as provided in the Restructuring Plan, Commonwealth’s transition charge shall not exceed 4.08 cents/kWh and that this cap is not subject to reduction.

64. The Department grants an exemption from the competitive bidding requirements of G.L. c. 164, § 15 in connection with the sale of RRBs.

65. The Department grants an exemption from the par value debt issuance requirements of G.L. c. 164, § 15.

66. This order hereby incorporates those findings and determinations that transition costs are securitizable as defined in G.L. c. 164, as reached by the Department in an order that becomes final and no longer subject to appeal prior to the filing with the SEC of the final prospectus to be distributed to RRB investors.

Appendix A

ISSUANCE ADVICE LETTER

[date]

ADVICE

DEPARTMENT OF TELECOMMUNICATIONS AND ENERGY (THE “DEPARTMENT”)

OF THE COMMONWEALTH OF MASSACHUSETTS

SUBJECT:	Issuance Advice Letter for Electric Rate Reduction Bonds (“RRBs”). Pursuant to D.T.E. 04-70 (the “Financing Order”), [Boston Edison Company (“Boston Edison” or the “Company”)][Commonwealth Electric Company (“Commonwealth” or the “Company”)] hereby transmits for filing, on or about the pricing date of the RRBs, the initial RTC Charge for the Company relating to the RRBs.[1] This Issuance Advice Letter is for the RRB series Massachusetts RRB Special Purpose Trust BEC/CEC Rate Reduction Certificates class(es) . Any capitalized terms not defined herein shall have the meanings ascribed thereto in the Financing Order.

PURPOSE

This filing establishes the following:

(a) the actual terms of the RRBs and Debt Securities being issued;

(b) confirmation of ratepayer savings;

(c) the initial RTC Charge for the Company’s retail users;

(d) the identification of the Transition Property to be sold to a special purpose entity (the “SPE”); and

(e) the identification of the SPE;

BACKGROUND

In the Financing Order, the Department authorized each of Boston Edison Company and Commonwealth Electric Company to file an Issuance Advice Letter when pricing terms for a

[1]	As authorized in D.T.E. 04-70, the RTC Charge and Transition Property of both Boston Edison and Commonwealth Electric Company will support a single issue of RRBs. The terms of the RRBs established and authorized in this Issuance Advice Letter are the same for Boston Edison and Commonwealth.

series of RRBs have been established. This Issuance Advice Letter filing incorporates the methodology for determining the RTC Charge approved and authorized by the Department in the Financing Order to establish the initial RTC Charge for a series of RRBs and establishes the initial RTC Charge to be assessed and collected from all classes of retail users of the Company’s distribution system within the geographic service territory as in effect on July 1, 1997, whether or not energy is purchased from the Company or any third party generation supplier, and whether or not such distribution system is being operated by the Company or a successor distribution company. The RTC Charge is a usage-based component of the transition charge on each retail user’s monthly bill, and may include in the future a component of any exit charge collected pursuant to G.L. c. 164, § 1G(g) until the Total Payment Requirements of the Company’s SPE are discharged in full.

ACTUAL TERMS OF ISSUANCE

RRB Name:

RRB Issuer:

RRB Trustee(s):

Note Trustee:

Closing Date:

Bond Rating:

Amount Issued:

Amount Allocable to the Company (amount of the SPE’s Debt Securities):

Transaction costs of issuance (the Company only): See Attachment 1

Ongoing transaction costs (the Company only): See Attachment 2

Coupon Rate(s):

Call Features:

Massachusetts Tax Exempt (yes/no):

Expected Principal Amortization Schedule of the Debt Securities: See Attachment 3

Expected Final Maturity:

Legal Final Maturity:

Distributions to Investors (quarterly or semi-annually):

Annual Servicing Fee as a percent of the initial Debt Securities principal balance:

Overcollateralization amount for the Debt Securities:

Confirmation of Ratepayer Savings

The Financing Order requires the Company to demonstrate, using the savings methodology approved in D.T.E. 04-70, that the actual terms of the RRB Transaction result in net savings to the Company’s customers. Attached to this Issuance Advice Letter is a spreadsheet calculation which shows expected net savings of $     million for the Company’s allocable portion of this series of RRBs. See Attachment 4.

Initial RTC Charge

Table I below shows the current assumptions for each of the variables used in the Company’s RTC Charge calculation.

TABLE I

INPUT VALUES FOR RTC CHARGES

Forecasted annual retail kWh sales (net of estimated charge-offs):

Percent of billed amounts expected to be charged-off:

Weighted average days sales outstanding:

    (calculated as follows)

Percent of billed amounts collected in current month:

Percent of billed amounts collected in second month after billing:

Percent of billed amounts collected in third month after billing:

Percent of billed amounts collected in fourth month after billing:

Percent of billed amounts collected in fifth month after billing:

Forecasted annual ongoing transaction expenses2:

Required annual overcollateralization amount (the Company only):

Current SPE Debt Securities outstanding balance (the Company only):

Expected SPE Debt Securities outstanding balance (the Company only) as of     /    /    :

The initial RTC Charge calculated for retail users is as follows:              ¢/kWh

Transition Property

Transition Property is the property described in G.L. c. 164, § 1H(a) relating to the RTC Charge set forth herein, including, without limitation, the right, title, and interest in and to all revenues, collections, claims, payments, money, or proceeds of or arising from or constituting (a) the

[2]	On-going transaction expenses pro-rated for the initial interest period, which commences on the closing date ([ /05]) and ends on the first payment date (9/15/05).

reimbursable transition costs amounts established by the Financing Order including such amounts established in the Issuance Advice Letter, (b) the RTC Charge authorized by the Financing Order including the initial RTC Charge set forth in the Issuance Advice Letter, as may be adjusted from time to time in order to generate amounts sufficient to discharge the Total Payment Requirements of the SPE, and (c) all rights to obtain periodic adjustments and non-routine adjustments to the RTC Charge.

This RTC Charge, as adjusted from time to time, shall remain in place until the SPE’s Total Payment Requirements are discharged in full.

Identification of SPE

The owner of the Transition Property (the “SPE”) will be:

The SPE shall be considered a financing entity for purposes of G.L. c. 164, § 1H.

EFFECTIVE DATE

In accordance with the Financing Order, the RTC Charge shall be automatically effective when filed and will continue to be effective, unless it is changed by subsequent Issuance Advice Letter, True-Up Advice Letter, or Non-Routine True-Up Advice Letter.

NOTICE

Copies of this filing are being furnished to the parties on the attached service list. Notice to the public is hereby given by filing and keeping this filing open for public inspection at the Company’s corporate headquarters.

Enclosures

ATTACHMENT 1

TRANSACTION COSTS OF ISSUANCE

	Total	Commonwealth	Boston Edison
Underwriting spread
Rating agency fees
Accounting fees
SEC registration fee ( %)
D.T.E. filing fee ($750 for first million plus $150 for each additional million)
Printing and marketing expenses
Trustee fees and counsel
Legal fees and expenses*
Agency fees
Original issue discount
Lender consent fees**
Miscellaneous costs
Total transaction costs of issuance $

*	Includes: $ for underwriters’ counsel, $ for the Agencies’ counsel; $ for the Companies’ corporate and regulatory counsel.
**	Applicable only to Commonwealth

ATTACHMENT 2

ONGOING TRANSACTION COSTS (ANNUAL)

Ongoing Costs	Total	Commonwealth	Boston Edison
Administration fee
Rating agency fees
Trustee Fees
Accounting/legal fees
Servicing fee (approximately .05% of initial principal balance)[*]
Overcollateralization amount
Miscellaneous[**]
Total estimated costs $

[*]	These costs will include: Billing, collecting and remitting the RTC Charges; calculating daily amount of remittances to the Note Trustee; Wire transfers of daily remittances to the Note Trustee; preparation of monthly services reports for Note Trustee and rating agencies; preparing semi-annual servicer report for trustee; managing and investing the various SPE cash accounts; reflecting all transactions on the financial statements; performing periodic reconciliations with the trustee; performing annual true-up and adjusting RTC Charge, as necessary; and maintaining memorandum account, if any.
[**]	These costs would include any contingent liabilities arising in connection with indemnity provisions in the RRB Transaction documents to which the Company is a party.

ATTACHMENT 3

EXPECTED AMORTIZATION SCHEDULE

(Debt Securities)

ATTACHMENT 4

RATEPAYER SAVINGS

Appendix B

(ROUTINE) TRUE-UP ADVICE LETTER

[date]

ADVICE

DEPARTMENT OF TELECOMMUNICATIONS AND ENERGY (THE “DEPARTMENT”)

OF THE COMMONWEALTH OF MASSACHUSETTS

SUBJECT:	Periodic RTC Charge True-Up Mechanism Advice Filing Pursuant to D.T.E. 04-70 (the “Financing Order”), [Boston Edison Company (“Boston Edison”)][Commonwealth Electric Company (“Commonwealth”)] as servicer of the RRBs or any successor Servicer and on behalf of the trustee as assignee of the special purpose entity (the “SPE”) may apply for adjustment to the RTC Charge annually and at such additional intervals as may be provided for in the Financing Order. Any capitalized terms not defined herein shall have the meanings ascribed thereto in the Financing Order.

PURPOSE

This filing establishes the revised RTC Charge to be assessed and collected from all classes of retail users of [Boston Edison’s][Commonwealth’s] distribution system within the geographic service territory as in effect on July 1, 1997, whether or not energy is purchased from [Boston Edison][Commonwealth] or any third party generation supplier, and whether or not such distribution system is being operated by [Boston Edison][Commonwealth] or a successor distribution company. The RTC Charge is a usage-based component of the transition charge on each retail user’s monthly bill and may include in the future a component of any exit charge collected pursuant to G.L. c. 164, § 1G(g) until the Total Payment Requirements of the Company’s SPE are discharged in full. In the Financing Order, the Department authorized [Boston Edison][Commonwealth] to file Routine True-Up Advice Letters and at such additional intervals, if necessary, as provided for in the Financing Order. [Boston Edison][Commonwealth], or a successor Servicer, is authorized to file periodic RTC Charge adjustments to the extent necessary to ensure the timely recovery of revenues sufficient to provide for the payment of an amount equal to the sum of the Periodic Payment Requirements (as defined in the Financing Order), which may include indemnity obligations of the SPE in the RRB transaction documents for SPE officers and directors, trustee fees, liabilities of the special purpose trust and liabilities to the underwriters related to the underwriting of the RRBs. Routine True-Up Advice Letter filings are those where [Boston Edison][Commonwealth] uses the methodology approved by the Department in DTE Docket No. 04-70 to adjust upward or downward the existing RTC Charge.

Using the methodology approved by the Department in the Financing Order, this filing modifies the variables used in the RTC Charge calculation and provides the resulting modified RTC Charge. Table I shows the revised assumptions for each of the variables used in calculating the RTC Charge for retail users. The assumptions underlying the current RTC Charges were filed in an Issuance Advice Letter, dated                     .

Table I below shows the current assumptions for each of the variables used in the RTC Charge calculation.

TABLE 1

INPUT VALUES FOR RTC CHARGE

Forecasted annual retail kWh sales:

Percent of billed amounts expected to be charged-off:

Weighted average days sales outstanding:

    (calculated as follows)

Percent of billed amounts collected in current month:

Percent of billed amounts collected in second month after billing:

Percent of billed amounts collected in third month after billing:

Percent of billed amounts collected in fourth month after billing:

Percent of billed amounts collected in fifth month after billing:

Annual ongoing transaction expenses (Company only):

Current SPE Debt Securities outstanding balance:

Expected SPE Debt Securities outstanding balance as of     /    /    :

Deferred unpaid SPE Debt Securities principal:

Accrued but unpaid SPE Debt Securities interest:

Unpaid ongoing transaction costs (Company only):

Required annual overcollateralization amount:

Deficiency in capital subaccount:

Deficiency in overcollateralization subaccount:

Amount in reserve subaccount:

The adjusted RTC Charge calculated for retail users is as follows:              ¢/kWh

EFFECTIVE DATE

In accordance with the Financing Order, Routine True-Up Advice Letters for annual RTC Charge adjustments shall be filed annually or more frequently, if necessary, with the resulting changes to be effective no sooner than 15 days after the filing of this Routine True-Up Advice Letter. No resolution by the Department is required. Therefore, these RTC Charges shall be effective as of                                         .

NOTICE

Copies of this filing are being furnished to the parties on the attached service list. Notice to the public is hereby given by filing and keeping this filing open for public inspection at [Boston Edison’s][Commonwealth’s] corporate headquarters.

Enclosures

B-4